                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule
                 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

               UNITED STATES CELLULAR CORPORATION
      ----------------------------------------------------------------------------------
                       (Name of Registrant as Specified In Its Charter)

      ----------------------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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
UNITED STATES CELLULAR CORPORATION

8410 West Bryn Mawr Avenue
Suite 700
Chicago, Illinois 60631
Phone: (773) 399-8900
Fax: (773) 399-8936

                                                                          [LOGO]

                                 April 18, 2000

Dear Fellow Shareholders:

    You are cordially invited to attend our 2000 annual meeting on Wednesday, May 17, 2000, at 10:00 a.m., Chicago time, at Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois, in the auditorium on the 8(th) floor. At the meeting, we will report on the plans and accomplishments of United States Cellular Corporation.

    The formal notice of the meeting, our board of directors' proxy statement and our 1999 annual report to shareholders are enclosed. At the 2000 annual meeting, shareholders are being asked to take the following regular actions:

    1.  elect two Class I directors; and

    2. ratify the selection of independent public accountants for the current fiscal year.

    Our board of directors recommends a vote "FOR" the nominees for election as directors and "FOR" the proposal to ratify the selection of independent public accountants.

    Our board of directors and members of our management team will be at the annual meeting to meet with you and discuss our record of achievement and plans for the future. Whether or not you intend to attend the meeting, your vote is important. Therefore, please sign and return the enclosed proxy card, whether or not you plan to attend the meeting.

    If you have any questions prior to the annual meeting, please call our external reporting department at (773) 399-8900.

    We look forward to visiting with you at the annual meeting.

                               Very truly yours,

[SIGNATURE]                                  [SIGNATURE]

LeRoy T. Carlson, Jr.                        John E. Rooney
Chairman                                     President and Chief Executive Officer

                 PLEASE HELP US AVOID THE EXPENSE OF FOLLOW-UP
                       PROXY MAILINGS TO SHAREHOLDERS BY
             SIGNING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                      AND
                                PROXY STATEMENT

TO THE SHAREHOLDERS OF

                       UNITED STATES CELLULAR CORPORATION

    We will hold the 2000 annual meeting of the shareholders of United States Cellular Corporation (American Stock Exchange: "USM"), a Delaware corporation, at Harris Trust and Savings Bank, 111 West Monroe Street, Chicago, Illinois, in the auditorium on the 8(th) floor, on Wednesday, May 17, 2000, at 10:00 a.m., Chicago time. At the meeting, we are asking shareholders to take the following actions:

    1.  to elect two Class I directors;

    2. to ratify the selection of Arthur Andersen LLP as our independent public accountants for the current fiscal year; and

    3. to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

    We are first sending this notice of annual meeting of shareholders and Proxy Statement to you on or about April 18, 2000.

                               VOTING INFORMATION

WHAT IS THE RECORD DATE FOR THE MEETING?

    We have fixed the close of business on March 30, 2000 as the record date for the determination of shareholders entitled to notice of, and to vote at, the annual meeting or any adjournments thereof.

    A complete list of shareholders entitled to vote at the annual meeting, arranged in alphabetical order and by voting group, showing the address of and number of shares held by each shareholder, will be kept open at the offices of U.S. Cellular, 8410 West Bryn Mawr Avenue, Suite 700, Chicago, Illinois 60631, for examination by any shareholder during normal business hours, for a period of at least ten days prior to the annual meeting.

WHAT SHARES OF STOCK ENTITLE HOLDERS TO VOTE AT THE MEETING?

    We have the following two classes of stock outstanding, each of which entitle holders to vote at the meeting:

    - Common Shares; and

    - Series A Common Shares.

    The Common Shares are listed on the American Stock Exchange under the symbol "USM."

    No public market exists for the Series A Common Shares, but the Series A Common Shares are convertible on a share-for-share basis into Common Shares.

    On March 30, 2000, U.S. Cellular had outstanding 54,071,743 Common Shares, par value $1.00 per share (excluding 787,626 shares held by U.S. Cellular and 22,534 shares held by a subsidiary), and 33,005,877 Series A Common Shares, par value $1.00 per share. As of March 30, 2000, no shares of Preferred Stock, par value $1.00 per share, of U.S. Cellular were outstanding.

    Telephone and Data Systems, Inc., a Delaware corporation (American Stock Exchange Listing Symbol "TDS"), is the sole holder of Series A Common Shares and holds 37,782,826 Common Shares, representing approximately 69% of the Common Shares. By reason of such holding, TDS has the voting power to elect all the directors of U.S. Cellular and has approximately 96% of the voting power with respect to matters other than the election of directors.

HOW DO THE TWO CLASSES VOTE IN THE ELECTION OF DIRECTORS?

    Our board of directors is divided into three classes. Every year, one of the classes is elected to serve for three years. None of the directors who are elected by the holders of Common Shares are standing for election at the 2000 annual meeting. At the annual meeting, two Class I directors will be elected by TDS as the sole holder of Series A Common Shares for terms of three years, or until their successors are elected and qualified.

The following table shows certain information relating to the election of directors based on outstanding shares as of the record date:

                                                                           NUMBER OF    NUMBER OF CLASS
                                                                           DIRECTORS      I DIRECTORS
                                                                           ELECTED BY    STANDING FOR
CLASS OF COMMON STOCK                                 OUTSTANDING SHARES     CLASS         ELECTION
---------------------                                 ------------------   ----------   ---------------
Series A Common Shares..............................       33,005,877          6             2
Common Shares.......................................       54,071,743          2             --
                                                                           ---------       ---------
      Total.........................................                           8             2
                                                                           =========       =========

HOW MAY TDS VOTE IN THE ELECTION OF DIRECTORS?

    TDS may, with respect to the election of the two Class I directors to be elected by the holder of Series A Common Shares, vote FOR the election of such director nominees or WITHHOLD authority to vote for such director nominees.

    TDS has advised U.S. Cellular that it intends to vote FOR the board of directors' nominees for election as Class I directors.

HOW DO THE TWO CLASSES VOTE WITH RESPECT TO THE RATIFICATION OF AUDITORS?

    The holders of Common Shares and the holder of Series A Common Shares will vote as a group with respect to the ratification of auditors. Each holder of outstanding Common Shares is entitled to one vote for each Common Share held in such holder's name. The holder of Series A Common Shares is entitled to ten votes for each Series A Common Share held in such holder's name. The following shows certain information relating to the outstanding shares and voting power of such shares as of the record date:

                                                    OUTSTANDING    VOTES PER    TOTAL VOTING
CLASS OF COMMON STOCK                                 SHARES         SHARE         POWER        PERCENT
---------------------                              -------------   ---------   --------------   --------
Series A Common Shares...........................    33,005,877       10         330,058,770      85.9%
Common Shares....................................    54,071,743        1          54,071,743      14.1%
                                                                               -------------     -----
                                                                                 384,130,513     100.0%
                                                                               =============     =====

HOW MAY SHAREHOLDERS VOTE WITH RESPECT TO THE RATIFICATION OF AUDITORS?

    With respect to the proposal to ratify the selection of Arthur Andersen as our independent public accountants for 2000, shareholders may:

    - vote FOR ratification,

    - vote AGAINST ratification, or

    - ABSTAIN from voting on the proposal.

    TDS has advised U.S. Cellular that it intends to vote FOR the ratification of the selection of Arthur Andersen.

HOW DO I VOTE?

    Proxies are being requested from the holders of Common Shares in connection with the ratification of the selection of Arthur Andersen. Whether or not you plan to attend the meeting, please sign and mail your proxy in the enclosed self-addressed envelope to Harris Trust and Savings Bank, 311 West Monroe Street, Chicago, Illinois 60606. You have the power to revoke your proxy at any time before it is voted, and the giving of a proxy will not affect your right to vote in person if you attend the annual meeting.

HOW WILL PROXIES BE VOTED?

    All properly executed and unrevoked proxies received in the accompanying form in time for the 2000 annual meeting will be voted in the manner directed on the proxies. If no direction is made, a proxy by any shareholder will be voted FOR the election of each of the named director nominees to serve as a Class I director and FOR the proposal to ratify the selection of Arthur Andersen as our independent public accountants for 2000.

    If a proxy indicates that all or a portion of the votes represented by such proxy are not being voted with respect to a particular matter, such non-votes will not be considered present and entitled to vote on such matter. However, the shares represented by such proxies may be considered present and entitled to vote on other matters and will count for purposes of determining the presence of a quorum.

WHAT CONSTITUTES A QUORUM FOR THE MEETING?

    In the election of directors, where a separate vote by a class or classes is required, the holders of a majority of the votes of the stock of such class or classes, present in person or represented by proxy, will constitute a quorum entitled to take action with respect to that vote on that matter.

    The holders of a majority of the votes of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum at the annual meeting in connection with the ratification of the selection of Arthur Andersen.

WHAT VOTE IS REQUIRED FOR THE ELECTION OF DIRECTORS?

    The election of the Class I directors requires the affirmative vote of a plurality of the voting power of the shares present in person or represented by proxy and entitled to vote on such matter at the annual meeting. Accordingly, if a quorum of such shares is present at the annual meeting, the person receiving the plurality of votes of the holders of shares entitled to vote with respect to the election of such Class I directors will be elected to serve as a Class I director. Because the election of each Class I director requires only the affirmative vote of a plurality of the shares present in person or represented by proxy and entitled to vote with respect to such matter, withholding authority to vote for the nominee and non-votes with respect to the election of the Class I directors will not affect the outcome of the election of the Class I directors.

WHAT VOTE IS REQUIRED FOR THE RATIFICATION OF AUDITORS?

    If a quorum is present at the annual meeting, the ratification of the selection of Arthur Andersen as our independent public accountants for 2000 requires the affirmative vote of a majority of the voting power of the Common Shares and Series A Common Shares voting together and present in person or represented by proxy and entitled to vote on such matter at the annual meeting. A vote to abstain from voting on such proposal will be treated as a vote against such proposal. Non-votes with respect to such proposal will not affect the determination of whether such proposal is approved.

                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

    The nominees for election as Class I directors are identified in the table below. In the event any nominee, who has expressed an intention to serve if elected, fails to stand for election, the persons named in the proxy presently intend to vote for a substitute nominee designated by the board of directors.

NOMINEES

                   CLASS I DIRECTORS-TERMS TO EXPIRE IN 2003

    The following persons, if elected at the 2000 annual meeting of shareholders, will serve as Class I directors for a period of three years, or until their successors are elected and qualified:

TO BE ELECTED BY HOLDER OF SERIES A COMMON SHARES

                                                        POSITION WITH U.S. CELLULAR          SERVED AS
                 NAME                     AGE             AND PRINCIPAL OCCUPATION         DIRECTOR SINCE
                 ----                   --------        ---------------------------        --------------
LeRoy T. Carlson......................     83      Director of U.S. Cellular and Chairman     1987
                                                   of TDS

John E. Rooney........................     57      President and Chief Executive Officer       N/A
                                                   of U.S. Cellular

BACKGROUND OF NOMINEES

    LEROY T. CARLSON. LeRoy T. Carlson has been the Chairman of TDS for more than five years and is a member of its board of directors. He is also a director of Aerial Communications, Inc. (Nasdaq Stock Market listing symbol: "AERL"), a subsidiary of TDS which offers broadband personal communications services ("Aerial"), and TDS Telecommunications Corporation ("TDS Telecom"), a subsidiary of TDS which operates local telephone companies. He is the father of LeRoy T. Carlson, Jr. and Walter C. D. Carlson. LeRoy T. Carlson is a current Class I director and was elected by TDS as the sole holder of Series A Common Shares.

    JOHN E. ROONEY. John E. Rooney was appointed the President and Chief Executive Officer of U.S. Cellular effective April 10, 2000. Mr. Rooney was previously employed by Ameritech Corporation for more than five years. Between 1996 and 1999, he was President, Ameritech Consumer Services; between 1992 and 1996 he was President, Ameritech Cellular Services; and between 1990 and 1992 he was Vice President and Treasurer of Ameritech Corporation.

    Pursuant to an offer letter from U.S. Cellular that was accepted by Mr. Rooney on March 28, 2000, Mr. Rooney has been nominated to fill the directorship currently held by H. Donald Nelson, whose term as a director will expire at the 2000 Annual Meeting. Mr. Nelson has stepped down as President and Chief Executive Officer of U.S. Cellular as of April 9, 2000. Mr. Nelson had been the President and Chief Executive Officer of U.S. Cellular for more than five years. TDS and U.S. Cellular expect to finalize a retirement agreement with Mr. Nelson in the near term.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE NOMINEES BY THE HOLDER OF SERIES A COMMON SHARES.

OTHER DIRECTORS

              CLASS II DIRECTORS-TERMS SCHEDULED TO EXPIRE IN 2001

    The following persons are current Class II directors whose terms expire at the 2001 annual meeting of shareholders:

ELECTED BY HOLDERS OF COMMON SHARES

                                                        POSITION WITH U.S. CELLULAR          SERVED AS
                 NAME                     AGE             AND PRINCIPAL OCCUPATION         DIRECTOR SINCE
                 ----                   --------        ---------------------------        --------------
Paul-Henri Denuit.....................     65      Director of U.S. Cellular and Managing     1988
                                                   Director of Coditel S.A. and Chairman
                                                   of its Board of Directors

ELECTED BY HOLDER OF SERIES A COMMON SHARES

                                                        POSITION WITH U.S. CELLULAR          SERVED AS
                 NAME                     AGE             AND PRINCIPAL OCCUPATION         DIRECTOR SINCE
                 ----                   --------        ---------------------------        --------------
Sandra L. Helton......................     50      Director of U.S. Cellular and              1998
                                                   Executive Vice President--Finance and
                                                   Chief Financial Officer of TDS

Kenneth R. Meyers.....................     46      Director of U.S. Cellular and              1999
                                                   Executive Vice President--Finance
                                                   (Chief Financial Officer) and
                                                   Treasurer

BACKGROUND OF CLASS II DIRECTORS

    PAUL-HENRI DENUIT. Paul-Henri Denuit has served as Managing Director of Coditel S.A. for more than five years. He is also Chairman of its Board of Directors. Coditel is a beneficial holder of 2,279,583 Common Shares of U.S. Cellular. Mr. Denuit disclaims beneficial ownership of such shares.

    SANDRA L. HELTON. Sandra L. Helton became Executive Vice President--Finance and Chief Financial Officer of TDS on August 10, 1998. Prior to that time,
Ms. Helton was the Vice President and Corporate Controller of Compaq Computer Corporation between 1997 and 1998. Prior to that time, Ms. Helton was employed by Corning Incorporated for more than five years. At Corning Incorporated, Ms. Helton was Senior Vice President and Treasurer between 1994 and 1997 and was Vice President and Treasurer between 1991 and 1994. Ms. Helton is also a member of the board of directors of TDS, Aerial and TDS Telecom.

    KENNETH R. MEYERS.  Kenneth R. Meyers became Executive Vice
President--Finance (Chief Financial Officer) and Treasurer of U.S. Cellular on March 18, 1999. Prior to that time, Mr. Meyers was Senior Vice
President--Finance (Chief Financial Officer) and Treasurer of U.S. Cellular from January 1997 to March 1999. Prior to that time, he was the Vice
President--Finance (Chief Financial Officer) and Treasurer of U.S. Cellular for more than five years.

             CLASS III DIRECTORS--TERMS SCHEDULED TO EXPIRE IN 2002

    The following persons are current Class III Directors whose terms expire at the 2002 annual meeting of shareholders:

ELECTED BY HOLDERS OF COMMON SHARES

                                                        POSITION WITH U.S. CELLULAR          SERVED AS
                 NAME                     AGE             AND PRINCIPAL OCCUPATION         DIRECTOR SINCE
                 ----                   --------        ---------------------------        --------------
J. Samuel Crowley.....................     49      Director of U.S. Cellular and Private      1998
                                                   Investor

ELECTED BY HOLDER OF SERIES A COMMON SHARES

                                                        POSITION WITH U.S. CELLULAR          SERVED AS
                 NAME                     AGE             AND PRINCIPAL OCCUPATION         DIRECTOR SINCE
                 ----                   --------        ---------------------------        --------------
LeRoy T. Carlson, Jr..................     53      Chairman and Director of U.S. Cellular     1984
                                                   and President and Chief Executive
                                                   Officer of TDS

Walter C. D. Carlson..................     46      Director of U.S. Cellular and Partner,     1989
                                                   Sidley & Austin, Chicago, Illinois

BACKGROUND OF CLASS III DIRECTORS

    J. SAMUEL CROWLEY. J. Samuel Crowley was Executive Vice President of Operations of CompUSA, Inc., a national retailer and reseller of personal computers and related products and services, between 1995 and March 2000. Prior to that time, Mr. Crowley was Vice President of Operations between 1993 and 1995, and was Regional Manager of CompUSA between 1989 and 1993.

    LEROY T. CARLSON, JR. LeRoy T. Carlson, Jr., has been the Chairman of U.S. Cellular, and the President and Chief Executive Officer of TDS, for more than five years. Mr. Carlson also serves on the board of directors of TDS. He is also a director and Chairman of each of Aerial and TDS Telecom. He is the son of LeRoy T. Carlson and the brother of Walter C. D. Carlson.

    WALTER C. D. CARLSON. Walter C. D. Carlson has been a partner of the law firm of Sidley & Austin for more than five years. The law firm of Sidley & Austin provides legal services to U.S. Cellular and TDS on a regular basis. He serves on the board of directors of TDS and Aerial. He is the son of LeRoy T. Carlson and the brother of LeRoy T. Carlson, Jr.

                            COMMITTEES AND MEETINGS

    Our board of directors held four meetings during 1999. All of the directors attended at least 75% of the meetings of our board of directors held in 1999.

    The audit committee of our board of directors, among other things, determines audit policies, reviews external and internal audit reports and reviews recommendations made by our internal auditing staff and independent public accountants. The audit committee is currently composed of Messrs. Walter
C. D. Carlson (chairman), Paul-Henri Denuit and J. Samuel Crowley. The audit committee held five meetings in 1999. Messrs. Carlson, Denuit and Crowley each attended at least 75% of the meetings held in 1999.

    The stock option compensation committee of our board of directors currently consists of Mr. Paul-Henri Denuit and Mr. J. Samuel Crowley. The principal functions of the stock option compensation committee are to consider and approve long-term compensation for executive officers and to consider and recommend new long-term compensation plans or changes to long-term compensation plans to our board of directors. All actions of the stock option compensation committee in 1999 were approved by unanimous consent.

                                   PROPOSAL 2
                   APPROVAL OF INDEPENDENT PUBLIC ACCOUNTANTS

    We anticipate continuing the services of Arthur Andersen as independent public accountants for the current fiscal year. Representatives of Arthur Andersen, who served as independent public accountants for the last fiscal year, are expected to be present at the annual meeting of shareholders and will have the opportunity to make a statement and respond to appropriate questions raised by shareholders at the annual meeting or submitted in writing prior thereto.

    We are not required to obtain shareholder ratification of the selection of Arthur Andersen as our independent public accountants by our bylaws or otherwise. However, as a matter of good corporate practice, we have elected to seek such ratification by the affirmative vote of the holders of a majority of the voting power of all classes of capital stock present in person or represented by proxy and entitled to vote with respect to such matter at the annual meeting. Should shareholders fail to ratify the selection of Arthur Andersen as independent public accountants, our board of directors will consider whether to retain such firm for the year ending December 31, 2000, subject to the obligations of U.S. Cellular under an agreement with TDS to engage the same firm of independent public accountants selected by TDS. See "Executive Compensation--Compensation Committee Interlocks and Insider Participation--Intercompany Agreement--Accountants and Legal Counsel."

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE CURRENT FISCAL YEAR.

                               EXECUTIVE OFFICERS

    The following is a table identifying our other executive officers who are not identified in the above tables regarding the election of directors.

                 NAME                      AGE                  POSITION WITH U.S. CELLULAR
                 ----                    --------   ---------------------------------------------------
Joyce V. Gab Kneeland..................        42   Executive Vice President--Chief of Field Operations

Richard W. Goehring....................        50   Executive Vice President--Chief Technology Officer

Douglas S. Arnold......................        45   Vice President--Human Resources

Russell F. Arsaga......................        48   Vice President--Engineering

Linda L. Baker.........................        39   Vice President--Customer Service

Stephen D. Clark.......................        42   Vice President--Network Operations

David M. Friedman......................        53   Vice President--Marketing

Leon J. Hensen.........................        52   Vice President--Central Operations

Conrad J. Hunter.......................        42   Vice President--East Operations

Thomas S. Weber........................        39   Vice President--Financial Services

James D. West..........................        47   Vice President--Chief Information Officer

J. Russell Williams....................        47   Vice President--Southwest/West Operations

Eva-Maria Wohn.........................        45   Vice President--External Affairs

Gregory J. Wilkinson...................        49   Vice President and Secretary

John T. Quille.........................        49   Vice President and Controller
                                                     (principal accounting officer)

Michael G. Hron........................        55   General Counsel and Assistant Secretary

    JOYCE V. GAB KNEELAND. Joyce V. Gab Kneeland was appointed our Executive Vice President--Chief of Field Operations on March 18, 1999. Ms. Gab Kneeland was our Senior Vice President--Operations from January 1997 to March 1999. Prior to that time, she was our Vice President--Operations since January 1994. Prior to that time, she was our Vice President--Customer Service and Administration for more than five years.

    RICHARD W. GOEHRING. Richard W. Goehring was appointed our Executive Vice President--Chief Technology Officer on March 18, 1999. Prior to that time,
Mr. Goehring was our Senior Vice President--Engineering from January 1997 to March 1999. Prior to that time, he was our Vice President--Engineering for more than five years.

    DOUGLAS S. ARNOLD. Douglas S. Arnold joined our company and was appointed Vice President--Human Resources in 1995. Prior to that time, he was vice president of employee relations of Pizza Hut International since 1992.

    RUSSELL F. ARSAGA. Russell F. Arsaga joined our company and was appointed Vice President--Engineering in May 1998. Prior to that time, he was executive director of switching and network design of Pacific Bell Mobile Services from October 1996 to May 1998. From April 1991 to October 1996 Mr. Arsaga was network strategic planning manager for Bell South Telecommunications.

    LINDA L. BAKER. Linda L. Baker joined our company and was appointed Vice President--Customer Service in 1997. Prior to that time, she was vice president of sales & service of Allegiance Healthcare, Inc. between 1995 and 1997. Between 1990 and 1995, Ms. Baker was employed at Motorola, Inc. as manager of worldwide telemarketing between 1993 and 1995.

    STEPHEN D. CLARK. Stephen D. Clark was appointed our Vice President--Network Operations in March 1998. Prior to that time, he was Director of Network Services with responsibilities for our Network Operations Centers since 1995. Between 1989 and 1995, Mr. Clark was employed at American Airlines as manager of network operations overseeing the operation and management of the SABRE network.

    DAVID M. FRIEDMAN. David M. Friedman joined our company in 1995 and was appointed Vice President--Marketing in 1996. Prior to that time, he was vice president of product marketing and customer support for Covia Technologies, a start-up software company, between 1994 and 1995. Before that, between 1993 and 1994 he was president and founder of Performance Marketing Group, a consulting firm.

    LEON J. HENSEN. Leon J. Hensen was appointed our Vice President--Central Operations in March 1999. Prior to that time, he was employed as General Manager for our Wisconsin/Northern Illinois cluster from 1997 to 1999. Prior to that, Mr. Hensen held the position of senior vice president and general manager of Palmer Wireless, Inc. from 1987 to 1997.

    CONRAD J. HUNTER. Conrad J. Hunter was appointed Vice President--East Operations, in March 2000. Prior to that time, Mr. Hunter was employed by PrimeCo L.P. between March 1999 and February 2000, most recently as vice president and general manager of the Virginia region of PrimeCo PCS. Prior to that time, he was employed by GTE Corp. for more than five years, most recently as area general manager of business sales and major accounts of GTE Wireless in Nashville, Tennessee.

    THOMAS S. WEBER.  Thomas S. Weber was appointed our Vice
President--Financial Services in May 1999. Prior to that time, he was employed as our Director of Finance from October 1998 to May 1999. Prior to that, Mr. Weber held the position of Director of Financial Planning from January 1996 to September 1998 and Director of Pricing from April 1992 to December 1995.

    JAMES D. WEST. James D. West has been our Vice President--Chief Information Officer since 1996. Prior to that time, Mr. West was our Vice
President--Information Services from 1992 to 1996.

    J. RUSSELL WILLIAMS. J. Russell Williams was appointed our Vice President--Southwest/West Operations in March 1999. Mr. Williams was our Vice President--Central/West Operations from November 1998 to March 1999. Prior to that time, he was employed by us in various capacities, most recently as Area General Manager, for more than five years.

    EVA-MARIA WOHN. Eva-Maria Wohn was appointed our Vice President--External Affairs in November 1998. From 1994 to 1998, Ms. Wohn was employed by us as Director of Regulatory Affairs. Prior to that time, Ms. Wohn was a practicing attorney.

    GREGORY J. WILKINSON. Gregory J. Wilkinson was appointed our Vice President and Secretary in December 1999. He has been Vice President and Secretary of TDS since November 1999. Prior to that, he was Vice President and Controller of TDS for more than five years.

    JOHN T. QUILLE. John T. Quille was appointed as a Vice President in May 1999 and has been our Controller and principal accounting officer since November 1998. Prior to that time, he was employed by us in various capacities, most recently as Director of Revenue Assurance, for more than five years.

    MICHAEL G. HRON. Michael G. Hron was appointed our General Counsel and Assistant Secretary in December 1999. He is also the General Counsel and an Assistant Secretary of TDS. Mr. Hron has been a partner of the law firm of Sidley & Austin for more than five years. Sidley & Austin provides legal services to TDS and its subsidiaries, including U.S. Cellular and its subsidiaries.

    All of our executive officers devote all their time to the affairs of U.S. Cellular, except for LeRoy T. Carlson, Jr., Gregory J. Wilkinson and Michael G. Hron. LeRoy T. Carlson, Jr., who is employed by TDS as its President and Chief Executive Officer, and Gregory J. Wilkinson, who is employed by TDS as its Vice President and Secretary, devote a portion of their time to the affairs of U.S. Cellular. Michael G. Hron is a practicing attorney.

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

    The following table sets forth compensation information for our President and Chief Executive Officer and our four most highly compensated executive officers other than the President and Chief Executive Officer for services rendered during the years ended December 31, 1999, 1998 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                                                      COMPENSATION AWARDS
                                                ANNUAL COMPENSATION(2)            ----------------------------
                                        ---------------------------------------   RESTRICTED     SECURITIES
NAME AND PRINCIPAL                                               OTHER ANNUAL       STOCK        UNDERLYING         ALL OTHER
POSITIONS(1)                   YEAR     SALARY(3)   BONUS(4)    COMPENSATION(5)   AWARDS(6)    OPTIONS/SARS(7)   COMPENSATION(8)
------------------           --------   ---------   ---------   ---------------   ----------   ---------------   ---------------
H. Donald Nelson(9)........    1999     $414,209    $275,000        $80,204       $ 530,156         17,000           $35,748
President (Chief Executive     1998      371,589     232,000             --       1,108,006         17,000            39,788
Officer)                       1997      337,709     135,000          8,438         254,837         25,178            34,468

Kenneth R. Meyers..........    1999     $296,587    $169,366        $10,585       $ 616,477          9,600           $32,508
Executive Vice President--     1998      236,970     144,434          9,027         361,381          9,600            22,597
Finance (Chief Financial       1997      208,084      68,200             --         162,900         13,004            17,721
Officer) and Treasurer

Joyce V. Gab Kneeland......    1999     $289,917    $169,366             --       $ 616,477          9,600           $31,435
Executive Vice President--     1998      219,583     126,450             --         361,381          9,600            21,738
Chief of Field Operations      1997      201,708      61,275             --         162,900         12,346            17,028

Richard W. Goehring........    1999     $300,127    $172,436             --       $ 245,696          9,600           $32,995
Executive Vice President--     1998      263,712     153,988        $44,911         361,381          9,600            21,761
Chief Technology Officer       1997      244,708      85,425             --         162,900         13,990            16,935

LeRoy T. Carlson, Jr.......    1999     $322,560    $     --            N/A             N/A            N/A               N/A
Chairman-See Footnote (1)      1998      241,292     158,720            N/A             N/A            N/A               N/A
                               1997      210,431     131,382            N/A             N/A            N/A               N/A

------------

(1) Includes the chief executive officer and the four most highly compensated executive officers other than the chief executive officer. Mr. LeRoy T. Carlson, Jr., Chairman of U.S. Cellular, receives no compensation directly from U.S. Cellular. Mr. Carlson is compensated by TDS in connection with his services for TDS and TDS subsidiaries, including U.S. Cellular. A portion of Mr. Carlson's salary and bonus paid by TDS is charged to U.S. Cellular by TDS pursuant to the Intercompany Agreement discussed below under "Intercompany Agreement." Accordingly, pursuant to the requirements of the SEC, such amounts charged to U.S. Cellular by TDS are reported in the above table in addition to the information presented for the other named executive officers. The amount of Mr. Carlson's 1999 bonus has not yet been determined. Mr. Carlson does not receive any long-term compensation awards or any other compensation from U.S. Cellular. Mr. Carlson receives long-term and other compensation from TDS, but this is not charged to U.S. Cellular.

(2) Does not include the discount amount of any employee stock purchase plan since such plans are generally available to all eligible salaried employees. Does not include the value of any perquisites and other personal benefits, securities or property because the aggregate amount of such compensation is less than the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for the named executive officers above.

(3) Represents the dollar value of base salary (cash and non-cash) earned by the named executive officer during the fiscal year identified.

(4) Represents the dollar value of bonus (cash and non-cash) earned by the named executive officer during the fiscal year identified, except for 1999. The amount of Mr. Carlson's 1999 bonus has not yet been determined and Mr. Carlson has not received an advance payment of any part of the 1999 bonus.

(5) Represents the fair market value as of the grant date of phantom stock units of our Common Shares credited to such officer with respect to deferred bonus compensation. See "Bonus Deferral and Company Match Awards." Mr. Carlson also receives a credit of phantom stock units with respect to TDS Common Shares but this is not charged to U.S. Cellular.

(6) In 1996, our board of directors approved the 1996 Senior Executive Stock Bonus and Restricted Stock Award Plan ("1996 Award Plan"). This plan was adopted in order to award the senior executive team for attaining one million customers and to focus further the team on achieving our growth objectives and retaining the services of such team members through the achievement of two million customers. Pursuant to such plan, on February 10, 1997, the stock option compensation committee made awards of bonus stock and restricted stock to the persons named in the Summary Compensation Table, as detailed below.

   In addition, in 1997, our board of directors approved the Special Retention
    Restricted Stock Award Plan (the "1997 Special Award Plan") and made awards of restricted stock to the persons named in the Summary Compensation Table, as detailed below.

   In addition, in 1998, our board of directors approved the 1998 Retention
    Restricted Stock Award Program (the "1998 Retention Program") and made awards of restricted stock to the persons named in the Summary Compensation Table, as detailed below.

   Further, in 1998, our board of directors approved a grant of performance share awards (the "Nelson Performance Share Awards") to H. Donald Nelson, as detailed below. The amount reported is a target award. The actual amount which vests may be more or less than this amount.

   Also, in 1998 and 1999, the Stock Option Compensation Committee approved a grant of performance share awards ("Performance Share Awards"), as detailed below.

   Lastly, in 1999, the Stock Option Compensation Committee approved a grant of retention shares ("1999 Retention Shares"), to the persons detailed below.

                                                              H. DONALD    KENNETH R.    JOYCE V. GAB    RICHARD W.
                                                                NELSON       MEYERS        KNEELAND       GOEHRING
                                                              ----------   -----------   -------------   -----------
Granted in 1997:
Grants in 1997 under 1996 Award Plan:
  Bonus stock which vested immediately (20%)................         340          240            240             240
  Restricted Stock which vested when we achieved the 1.5
    million customer level (40%)............................         680          480            480             480
  Restricted Stock which vested when we achieved the 2.0
    million customer level (40%)............................         680          480            480             480
                                                              ----------   ----------     ----------     -----------
    Total...................................................       1,700        1,200          1,200           1,200
                                                              ==========   ==========     ==========     ===========
    Grant Date Dollar Value.................................  $   44,837   $   31,650     $   31,650     $    31,650
                                                              ==========   ==========     ==========     ===========

Grants Under 1997 Special Award Plan:
  Vested 1/15/99............................................       4,000        2,500          2,500           2,500
  Vested 1/15/00............................................       4,000        2,500          2,500           2,500
                                                              ----------   ----------     ----------     -----------
    Total...................................................       8,000        5,000          5,000           5,000
                                                              ==========   ==========     ==========     ===========
    Grant Date Dollar Value.................................  $  210,000   $  131,250     $  131,250     $   131,250
                                                              ==========   ==========     ==========     ===========

Total Grant Date Dollar Value granted in 1997...............  $  254,837   $  162,900     $  162,900     $   162,900
                                                              ==========   ==========     ==========     ===========
Granted in 1998:

1998 Retention Program:
  Vested 12/15/99...........................................       3,966        2,683          2,683           2,683
  Vests 12/15/00............................................       3,967        2,683          2,683           2,683
  Vests 12/15/01............................................       3,967        2,684          2,684           2,684
                                                              ----------   ----------     ----------     -----------
    Total...................................................      11,900        8,050          8,050           8,050
                                                              ==========   ==========     ==========     ===========
    Grant Date Dollar Value.................................  $  440,300   $  297,850     $  297,850     $   297,850
                                                              ==========   ==========     ==========     ===========

Nelson Performance Share Awards:

    1998 Target Award.......................................       7,500           --             --              --

    1999 Target Award.......................................       7,500           --             --              --
                                                              ----------   ----------     ----------     -----------
    Total (Vests upon retirement)...........................      15,000           --             --              --
                                                              ==========   ==========     ==========     ===========
    Grant Date Dollar Value.................................  $  555,000           --             --              --
                                                              ==========   ==========     ==========     ===========

Performance Share Awards:
    1998 Award--vests 3/31/01...............................       3,321        1,872          1,872           1,872
                                                              ----------   ----------     ----------     -----------
    Grant Date Dollar Value.................................  $  112,706   $   63,531     $   63,531     $    63,531
                                                              ==========   ==========     ==========     ===========
    Total Grant Date Dollar Value in 1998...................  $1,108,006   $  361,381     $  361,381     $   361,381
                                                              ==========   ==========     ==========     ===========
Granted in 1999:

Performance Share Awards:
Nelson Performance Share Award--
    Adjustment for 1998 Performance over Target--vests upon
      retirement............................................       2,925           --             --              --
    1998 Performance Award--vested 12/15/99.................       3,911        2,646          2,646           2,646
    1999 Performance Award--vests 3/31/02...................       5,213        2,938          2,938           2,938
                                                              ----------   ----------     ----------     -----------
    Total granted in 1999...................................      12,049        5,584          5,584           5,584
                                                              ==========   ==========     ==========     ===========
    Grant Date Dollar Value.................................  $  530,156   $  245,696     $  245,696     $   245,696
                                                              ==========   ==========     ==========     ===========

                                                              H. DONALD    KENNETH R.    JOYCE V. GAB    RICHARD W.
                                                                NELSON       MEYERS        KNEELAND       GOEHRING
                                                              ----------   -----------   -------------   -----------
1999 Retention Awards:
  Vests 9/15/00.............................................          --        3,750             --              --
  Vests 1/31/01.............................................          --           --          3,750              --
  Vests 3/15/01.............................................          --        3,750             --              --
  Vests 1/31/02.............................................          --           --          3,750              --
                                                              ----------   ----------     ----------     -----------
    Total granted in 1999...................................          --        7,500          7,500              --
                                                              ==========   ==========     ==========     ===========
    Grant Date Dollar Value.................................          --   $  370,781     $  370,781              --
                                                              ==========   ==========     ==========     ===========
    Total Grant Date Dollar Value for 1999..................  $  530,156   $  616,477     $  616,477     $   245,696
                                                              ==========   ==========     ==========     ===========
SUMMARY OF RESTRICTED STOCK OUTSTANDING AT 12/31/99
  Unvested shares of restricted stock as of 12/31/99........      38,393       20,177         20,177          12,677
                                                              ==========   ==========     ==========     ===========
  Dollar Value as of 12/31/99...............................  $3,875,390   $2,036,666     $2,036,666     $ 1,279,616
                                                              ==========   ==========     ==========     ===========

    The Grant Date Dollar Value of the above awards is calculated using the closing price of the Common Shares on the award date. The Dollar Value as of December 31, 1999 is calculated using the closing price of our Common Shares on December 31, 1999 of $100.94.

    In addition, on March 2, 2000, Mr. Nelson received an adjustment to his 1999 Performance Share Award due to performance exceeding target, as follows:

Nelson Performance Share Award--
    Adjustment for 1999 Performance over Target--vests upon
      retirement............................................       2,535
                                                              ----------

    Grant Date Dollar Value.................................  $  105,836
                                                              ==========

    It is expected that all unvested restricted stock awards to Mr. Nelson will vest upon his retirement.

(7) Represents the number of shares of our common stock subject to stock options awarded during the fiscal year identified. No stock appreciation rights ("SARs") were awarded, either on a stand-alone basis or in tandem with options, during any of the identified fiscal years.

(8) Includes contributions by us for the benefit of the named executive officer under the TDS Tax-Deferred Savings Plan ("TDSP"), the Wireless Companies' Pension Plan ("Pension Plan") and the TDS Supplemental Executive Retirement Plan ("SERP"), and the dollar value of any insurance premiums paid during the covered fiscal year with respect to life insurance for the benefit of the named executive ("Life Insurance"), as indicated below for 1999:

                                                              H. DONALD    KENNETH R.    JOYCE V. GAB    RICHARD W.
                                                                NELSON       MEYERS        KNEELAND       GOEHRING
                                                              ----------   -----------   -------------   -----------
TDSP........................................................   $ 4,800       $ 4,800        $ 4,800        $ 4,800
Pension Plan................................................     7,422         7,422          7,422          7,422
SERP........................................................    22,578        19,603         18,700         20,083
Life Insurance..............................................       948           683            513            690
                                                               -------       -------        -------        -------
    Total                                                      $35,748       $32,508        $31,435        $32,995
                                                               =======       =======        =======        =======

(9) Mr. Nelson stepped down as President and Chief Executive Officer as of
    April 9, 2000. He will retire from employment with U.S. Cellular. TDS and U.S. Cellular expect to enter into a retirement agreement with Mr. Nelson in the near term.

GENERAL INFORMATION REGARDING OPTIONS AND SARS

    The following tables show, as to the executive officers who are named in the Summary Compensation Table, information regarding options and/or SARs.

                        INDIVIDUAL OPTION GRANTS IN 1999

                                                                                                     POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED
                                                                                                       ANNUAL RATES OF
                                NUMBER OF                                                                STOCK PRICE
                                SECURITIES       % OF TOTAL                                            APPRECIATION FOR
                                UNDERLYING        OPTIONS                                              OPTION TERMS(5)
                                 OPTIONS         GRANTED TO     EXERCISE     MARKET    EXPIRATION   ----------------------
NAME(1)                         GRANTED(2)      EMPLOYEES(3)      PRICE     PRICE(4)      DATE         5%          10%
-------                       --------------   --------------   ---------   --------   ----------   ---------   ----------
H. Donald Nelson
  1999 Automatic Options
    (6)(7)..................      17,000          9.9   %        $  44.00    $ 44.00      3/31/09   $ 470,413   $1,192,119
Kenneth R. Meyers
  1999 Automatic Options
    (6).....................       9,600          5.6   %        $  44.00    $ 44.00      3/31/09   $ 265,645   $  673,197
Joyce V. Gab Kneeland
  1999 Automatic Options
    (6).....................       9,600          5.6   %        $  44.00    $ 44.00      3/31/09   $ 265,645   $  673,197
Richard W. Goehring
  1999 Automatic Options
    (6).....................       9,600          5.6   %        $  44.00    $ 44.00      3/31/09   $ 265,645   $  673,197

------------

(1) Mr. LeRoy T. Carlson, Jr., does not receive options from U.S. Cellular. Mr. Carlson receives long-term compensation from TDS, but this is not charged to U.S. Cellular by TDS.

(2) Represents the number of our shares underlying options awarded to the named executive during the fiscal year.

(3) Represents the percent of total USM shares underlying options awarded to employees during the fiscal year.

(4) Represents the fair market value of our Common Shares as of the award date.

(5) Represents the potential realizable value of each grant of options, assuming that the market price of our Common Shares appreciates in value from the award date to the end of the option term at the indicated annualized rates.

(6) Such options were granted as of March 31, 1999, and were scheduled to become exercisable with respect to 20% of the shares underlying the options on March 31 of each year beginning in 2000 and ending in 2004.

(7) It is expected that all unvested options granted to Mr. Nelson will vest upon his retirement from U.S. Cellular.

No SARs were granted in 1999.

                  AGGREGATED OPTION/SAR EXERCISES IN 1999 AND
                 AGGREGATED DECEMBER 31, 1999 OPTION/SAR VALUE

                                                                                         AS OF DECEMBER 31, 1999
                                                      1999              ---------------------------------------------------------
                                            -------------------------      NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-
                                              SHARES                      UNDERLYING UNEXERCISED               THE-MONEY
                                             ACQUIRED        VALUE           OPTIONS/SARS (4)              OPTIONS/SARS (5)
                                                ON         REALIZED     ---------------------------   ---------------------------
                 NAME(1)                    EXERCISE(2)       (3)       EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
------------------------------------------  -----------   -----------   -----------   -------------   -----------   -------------
H. Donald Nelson
  1999 Automatic Options(6)...............         --     $       --           --        17,000       $       --     $  967,980
  1998 Automatic Options(7)...............      3,400        221,204           --        13,600               --        911,200
  1997 Automatic Options(8)...............      6,800        501,819           --        10,200               --        772,038
  1996 Performance Options(9).............      8,178        630,635           --            --               --             --
  1995 Performance Options(10)............      7,960        506,629           --            --               --             --
  1994 Performance Options(11)............      9,136        517,500           --            --               --             --
  1994 Automatic Options(12)..............     28,200        742,946           --            --               --             --
  SARs(13)................................     26,400        932,888           --         9,600               --        825,024
                                              -------     ----------      -------        ------       ----------     ----------
    Total(14).............................     90,074     $4,053,621           --        50,400       $       --     $3,476,242
                                              =======     ==========      =======        ======       ==========     ==========
Kenneth R. Meyers
  1999 Automatic Options(6)...............         --     $       --           --         9,600       $       --     $  546,624
  1998 Automatic Options(7)...............      1,920         98,323           --         7,680               --        514,560
  1997 Automatic Options(8)...............      3,840        230,016           --         5,760               --        435,974
  1996 Performance Options(9).............      3,404        206,521           --            --               --             --
  1995 Performance Options(10)............      3,289         26,411           --            --               --             --
  1994 Performance Options(11)............      3,818         50,779           --            --               --             --
  1994 Automatic Options(12)..............     11,500        119,370           --            --               --             --
                                              -------     ----------      -------        ------       ----------     ----------
    Total.................................     27,771     $  731,420           --        23,040       $       --     $1,497,158
                                              =======     ==========      =======        ======       ==========     ==========
Joyce V. Gab Kneeland
  1999 Automatic Options(6)...............         --     $       --           --         9,600       $       --     $  546,624
  1998 Automatic Options(7)...............         --             --        1,920         7,680          128,640        514,560
  1997 Automatic Options(8)...............         --             --        1,920         5,760          145,325        435,974
  1995 Performance Options(10)............         --             --        2,746            --          182,170             --
  1994 Performance Options(11)............         --             --        3,091            --          221,347             --
  1994 Automatic Options(12)..............         --             --        9,600            --          659,424             --
  SARs(13)................................      3,800        120,194           --            --               --             --
                                              -------     ----------      -------        ------       ----------     ----------
    Total.................................      3,800     $  120,194       19,277        23,040       $1,336,906     $1,497,158
                                              =======     ==========      =======        ======       ==========     ==========
Richard W. Goehring
  1999 Automatic Options(6)...............         --     $       --           --         9,600       $       --     $  546,624
  1998 Automatic Options(7)...............      1,920        165,594           --         7,680               --        514,560
  1997 Automatic Options(8)...............      3,840        364,557           --         5,760               --        435,974
  1996 Performance Options(9).............      4,390        420,153           --            --               --             --
  1995 Performance Options(10)............      4,544        388,907           --            --               --             --
  1994 Performance Options(11)............      5,250        476,998           --            --               --             --
  1994 Automatic Options(12)..............     15,350        176,525           --            --               --             --
                                              -------     ----------      -------        ------       ----------     ----------
    Total.................................     35,294     $1,992,734           --        23,040       $       --     $1,497,158
                                              =======     ==========      =======        ======       ==========     ==========

-----------

(1) Mr. LeRoy T. Carlson, Jr., does not receive options or SARs from U.S. Cellular. Mr. Carlson receives long-term compensation from TDS, but this is not charged to U.S. Cellular by TDS.

(2) Represents the number of our Common Shares with respect to which Options or SARs were exercised.

(3) Represents the aggregate dollar value realized upon exercise, based on the difference between the fair market value of such shares on the date of exercise and the aggregate exercise price.

(4) Represents number of shares subject to free-standing options and/or free-standing SARs, as indicated, as of December 31, 1999. All options listed above are transferable to permitted transferees.

(5) Represents the aggregate dollar value of in-the-money, unexercised options and/or SARs held at December 31, 1999, based on the difference between the exercise price and $100.94, the closing price of our Common Shares on December 31, 1999.

(6) The 1999 Automatic Options become exercisable in annual increments of 20% on March 31 of each year beginning in 2000 and ending in 2004, and are exercisable until March 31, 2009 at an exercise price of $44.00.

(7) The 1998 Automatic Options become exercisable in annual increments of 20% on March 31 of each year beginning in 1999 and ending in 2003, and are exercisable until March 31, 2008 at an exercise price of $33.94.

(8) The 1997 Automatic Options become exercisable in annual increments of 20% on March 31 of each year beginning in 1998 and ending in 2002, and are exercisable until May 14, 2007 at the exercise price of $25.25.

(9) The 1996 Performance Options became exercisable on December 15, 1997 and were exercisable until May 1, 2007 at the exercise price of $24.48 per share.

(10) The 1995 Performance Options became exercisable on December 15, 1996 and are exercisable until May 1, 2006 at the exercise price of $34.60 per share.

(11) The 1994 Performance Options became exercisable on December 15, 1995 and are exercisable until May 1, 2005 at the exercise price of $29.33 per share.

(12) The 1994 Automatic Options become exercisable in annual increments of 20% on each of December 15, 1994, and on the first through the fourth anniversaries of such date, and are exercisable until November 9, 2004 at the exercise price of $32.25 per share.

(13) The SARs were granted in 1988 and are exercisable at the exercise price of $15.00 per share until May 4, 2004 by H. Donald Nelson and were exercisable until May 4, 1999 by Joyce V. Gab Kneeland.

(14) It is expected that all unvested options held by Mr. Nelson will vest upon his retirement from U.S. Cellular.

PENSION PLAN AND SUPPLEMENTAL BENEFIT AGREEMENT

    We have adopted the Wireless Companies' Pension Plan (the "Pension Plan"). The Pension Plan, a qualified noncontributory defined contribution pension plan, provides pension benefits for our employees. Under the Pension Plan, pension costs are calculated separately for each participant and are funded currently. The amounts of the annual contributions for the benefit of the named executive officers are included above in the Summary Compensation Table under "All Other Compensation."

    We have also adopted a Supplemental Executive Retirement Plan ("SERP") to provide supplemental benefits under the Pension Plan. The SERP was established to offset the reduction of benefits caused by the limitation on annual employee compensation under the Internal Revenue Code. The SERP is a nonqualified deferred compensation plan and is intended to be unfunded. The amounts of the accruals for the benefit of the named executive officers are included above in the Summary Compensation Table under "All Other Compensation."

    We entered into a non-qualified supplemental benefit agreement with H. Donald Nelson that requires us to pay a supplemental retirement benefit to Mr. Nelson. The agreement was entered into because Mr. Nelson's employment with TDS was terminated upon the completion of the initial public offering of our Common Shares in May 1988. As a result thereof, he no longer is eligible to participate in the TDS Pension Plan. Under the supplemental benefit agreement, we are obligated to pay Mr. Nelson an amount equal to the difference between the retirement benefit he receives from the TDS Pension Plan and that which he would have received had he continued to work for TDS, less any amounts which he is entitled to receive under any other qualified pension plan (such as the Wireless Companies' Pension Plan). We will pay any such benefit at the same time as Mr. Nelson receives payments from the TDS Pension Plan. The actual benefits payable to Mr. Nelson as a result of his retirement will be determined actuarially pursuant to the TDS Pension Plan. Because the nature of this agreement is a defined benefit arrangement, no amounts related thereto are included in the Summary Compensation Table.

DEFERRED COMPENSATION AGREEMENTS

    Messrs. H. Donald Nelson and Richard W. Goehring and Ms. Joyce V. Gab Kneeland, and certain other officers of U.S. Cellular, are parties to executive deferred compensation agreements pursuant to which the executive had a specified percentage of gross compensation deferred and credited to a deferred compensation account. Each deferred compensation account is credited with interest compounded monthly, computed at a rate equal to one-twelfth of the sum of the average thirty-year Treasury Bond rate plus 1.25 percentage points until the deferred compensation amount is paid to the executive. The amount of compensation deferred by such persons is included in and reported with all other non-deferred compensation in the "Summary Compensation Table." No amount is included in the Summary Compensation Table for the interest earned on such deferred compensation because such interest rate is intended to approximate a market rate.

RETENTION AGREEMENT

    U.S. Cellular has entered into a retention agreement with Kenneth R. Meyers as of September 13, 1999. This agreement provides that, in the event of a qualified termination of Mr. Meyer's employment with U.S. Cellular, U.S. Cellular will make certain payments to Mr. Meyers. A qualified termination is a termination by U.S. Cellular without cause, as defined in such agreement, or by Mr. Meyers for good reason, as defined in such agreement. The payment will consist of the sum of (1) the difference between the fair market value and the exercise price of options to acquire Common Shares held by Mr. Meyers which are cancelled and (2) the fair market value of shares of restricted stock held by Mr. Meyers which are forfeited, in each case as a result of the qualified termination of Mr. Meyers' employment with U.S. Cellular.

BONUS DEFERRAL AND COMPANY MATCH AWARDS

    The 1998 Long Term Incentive Program permits an employee selected by the stock option compensation committee to elect to defer all or a portion of his or her annual bonus to a deferred compensation account ("Deferral Program"). The executive officers who have deferred their bonuses are identified in the Summary Compensation Table above. See footnote (5) to such table. If a selected employee elects to defer all or a portion of his or her annual bonus under the Deferral Program, we will allocate a match award to the employee's deferred compensation account in an amount equal to the sum of (1) 25% of the deferred bonus amount which is not in excess of one-half of the employee's gross bonus for the year and (2) 33 1/3% of the deferred bonus amount which is in excess of one-half of the employee's gross bonus for the year. The fair market value of the matched stock units are reported in the Summary Compensation Table under "Other Annual Compensation." An employee will be fully vested in the deferred bonus amounts credited to his or her deferred compensation account. One-third of the U.S. Cellular match award credited to the employee's deferred compensation account will become vested on each of the first three anniversaries of the last day of the year for which the applicable bonus is payable, provided that such employee is an employee of U.S. Cellular or an affiliate on such date and the deferred bonus amount has not been withdrawn or distributed before such date. Amounts credited to an employee's deferred compensation account will be deemed to be invested in phantom Common Shares at the time the amounts are credited to the deferred compensation account. An employee will receive an amount equal to his or her vested deferred compensation account balance on the earlier of the date specified by the employee or when he or she terminates employment with U.S. Cellular and all its affiliates. Our board of directors may determine that all match awards will become fully vested upon certain changes of control of U.S. Cellular.

COMPENSATION OF DIRECTORS

    Our board of directors has approved a compensation plan (the "Non-Employee Director Plan") for non-employee directors ("Non-Employee Directors"). A non-employee director is a director who is not an employee of U.S. Cellular, TDS, Aerial or TDS Telecom. The purpose of the Non-Employee Director Plan is to provide reasonable compensation to non-employee directors in connection with their services to U.S. Cellular in order to induce qualified persons to become and serve as non-employee members of our board of directors.

    The Non-Employee Director Plan provides that each non-employee director will receive an annual director's fee of $24,000 payable immediately prior to our annual meeting of shareholders. It also provides that each non-employee director will receive a fee of $1,000, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with travel, for attendance at each regularly scheduled or special meeting of our board of directors. The Non-Employee Director Plan also provides that each non-employee director will receive a fee of $750, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with travel, for attendance at each meeting of the audit committee, stock option compensation committee or other committee established by resolution of our board of directors.

    The Non-Employee Director Plan further provides that each non-employee director will be entitled to elect to receive up to fifty percent (50%) of the annual fee by the delivery of our Common Shares having a fair market value as of the date of payment equal to such percentage of the annual fee. Under the Non-Employee Director Plan, each non-employee director will be entitled to elect to receive up to thirty-three percent (33%) of each committee meeting's fee by the delivery of our Common Shares having a fair market value as of the date of payment equal to such percentage of such fee.

    Under the Non-Employee Director Plan, for purposes of determining the number of Common Shares deliverable in connection with any of the foregoing elections, the fair market value of a Common Share will be the average closing price of our Common Shares as reported in the American Stock Exchange Composite Transactions section of THE WALL STREET JOURNAL for the twenty trading days ending on the third trading day before the annual meeting of shareholders or the date of the committee meeting, as applicable. Our board of directors has reserved 10,000 Common Shares for issuance pursuant to the Non-Employee Director Plan.

EXECUTIVE OFFICER COMPENSATION REPORT

    This report is submitted by LeRoy T. Carlson, Jr., Chairman of U.S. Cellular, who in effect functions as the compensation committee of our board of directors, except with respect to long-term compensation, and by the stock option compensation committee, which approves long-term compensation for the executive officers of U.S. Cellular.

    The Chairman, who is also the President and Chief Executive Officer of TDS, is paid by TDS and receives no compensation directly from U.S. Cellular. (See Footnote (1) to the Summary Compensation Table.)

    The stock option compensation committee currently consists of Mr. Paul-Henri Denuit and Mr. J. Samuel Crowley. The stock option compensation committee approves long-term compensation for executive officers of U.S. Cellular. The stock option compensation committee is composed of members of our board of directors who are not officers or employees of TDS or U.S. Cellular or their subsidiaries.

    Our compensation policy for executive officers is intended to provide incentives for the achievement of corporate and individual performance goals and to provide compensation consistent with the financial performance of U.S. Cellular. Our policy is based on the belief that the incentive compensation performance goals for executive officers should be based on factors over which such officers have significant control and which are important to our long-term success. It is also believed that compensation paid should be appropriate in relation to our financial performance and should be sufficient to enable us to attract and retain individuals possessing the talents required for our long-term successful performance.

    Executive compensation consists of both annual and long-term compensation. Annual compensation consists of a base salary and bonus. We evaluate the base salary and bonus of each executive officer on an annual basis. Annual compensation decisions are based partly on annual performance measures, as described below. Long-term compensation is intended to compensate executives primarily for their contributions to long-term increases in shareholder value. Long-term compensation is generally provided through the grant of stock options and stock appreciation rights under the 1998 Long Term Incentive Program.

    The process of determining base salary begins with establishing an appropriate salary range for each officer. Each officer's range is based on the particular duties and responsibilities of the officer, as well as salaries for comparable positions at other companies in the cellular telephone and similar industries. These other companies may include the companies included in the peer group index described below under "Stock Performance Chart," as well as other companies in the telecommunications industry and other industries with similar characteristics, to the extent considered appropriate in the judgment of the Chairman, based on similarities of size, function, geography or otherwise. No written or formal list of specific companies is prepared. Instead, the Vice President of Human Resources of TDS and the President of U.S. Cellular provide the Chairman with various sources of information about executive compensation at other companies, such as compensation reported in proxy statements of comparable companies and salary surveys published by various organizations. The Chairman uses these sources and makes a personal determination of appropriate sources, companies and ranges for each executive officer, based on the recommendations of the President of U.S. Cellular with respect to all officers other than the President of U.S. Cellular. The base salary of each officer is set within a range considered to be appropriate in the judgment of the Chairman based on an assessment of the particular responsibilities and performance of such officer taking into account our performance, other comparable companies, the industry, and the overall economy during the immediately preceding year. No written or formal salary survey is prepared nor is there formal documentation of the ranges considered appropriate in the judgment of the Chairman. Instead, the Chairman makes the determination of the appropriate ranges based on the total mix of information available to him. The salaries of the President and the other executive officers are believed to be at or slightly higher than the median of the ranges considered to be relevant in the judgment of the Chairman. The ranges considered to be relevant by the Chairman are based on his informed judgment, using the information provided to him by the Vice President of Human Resources of

TDS and the President of U.S. Cellular, as discussed above. The ranges are not based on any formal analysis nor is there any documentation of the ranges which the Chairman considers relevant in making his compensation decisions.

    Annually, the nature and extent of each executive officer's personal accomplishments and contributions for the year are evaluated by our President. With regard to all executive officers other than the Chairman and the President, the President evaluates the information in terms of the personal objectives given by the President or other direct supervisor to such executive officer for the performance appraisal period. The President also makes an assessment of how well we did as a whole during the year and the extent to which the executive officer contributed to the results. Except as discussed below for the bonus program, no specific measures of performance are considered determinative in the base salary compensation decisions of executive officers. Instead, the facts and circumstances are taken into consideration by the President and the Chairman in their executive compensation decisions. Ultimately, it is the judgment of the Chairman based on the recommendation of the President that determines an executive's base salary based on the total mix of information rather than on relationships to any specific measures of performance.

    In addition, the executive officers participate in either the 1999 Bonus Program for Senior Vice Presidents or the 1999 Bonus Program for Corporate Vice Presidents (collectively the "1999 Bonus Program"). The objectives of the 1999 Bonus Program for senior corporate staff are:

    - to provide suitable incentives for our senior corporate management to extend their best efforts to achieve superior results in relation to key performance targets;

    - to reward suitably our senior corporate management team in relation to their success in meeting and exceeding these performance targets; and

    - to help us attract and retain talented management personnel in positions of critical importance to our success.

    A team performance award and an individual performance award are available under the 1999 Bonus Plan. For target performance on the team and individual categories, the 1999 Bonus Plan was designed to generate a targeted 1999 bonus pool in an amount equal to 40% of the aggregate of the base salaries of our senior executive officers other than the President. Under the 1999 Bonus Plan, the size of the target bonus pool is increased or decreased depending on our 1999 achievements with respect to the performance categories. No bonus pool is paid under such plan if minimum performance levels are not achieved in these categories. The maximum bonus pool that could be generated, which would require exceptional performance in all areas, would be an amount equal to 80% of the aggregate base salaries of our executive officers other than the President.

    Financial personnel prepare for the President and Chairman calculations which define whether the objective performance categories discussed above have been met, exceeded or not met in any fiscal year. The Chairman also has presented to him, and has access to, numerous performance measures and financial statistics prepared by our financial personnel. This financial information includes the audited financial statements of U.S. Cellular, as well as internal financial statements such as budgets and their results, operating statistics and various analyses. The Chairman will not be limited in his analysis to such information, and may consider other factual or subjective factors as he deems appropriate in his compensation decisions.

    The base salary and bonus ranges and actual compensation of our President (chief executive officer) are determined in a manner similar to the foregoing, but with some differences. In addition to the factors described above for all executive officers in general, the Chairman considers compensation paid to chief executive officers of other comparable companies, including those which are divisions or subsidiaries of parent companies. No written or formal list of specific companies is prepared. Instead, the Chairman is provided with various sources of information about executive compensation at other companies by the Vice President of Human Resources of TDS. These sources include compensation reported in proxy statements of comparable companies and salary surveys published by various organizations. The Chairman uses these sources and makes a personal determination of appropriate sources, companies and ranges for the President. The base salary of the President is set within a range considered to be appropriate in the judgment of the Chairman based on an assessment of the particular responsibilities and performance of such officer, taking into account our performance (as discussed above), other comparable companies, the industry and the overall economy during the period. No written or formal salary survey is prepared nor is the range considered to be appropriate in the judgment of the Chairman formally documented. The base salary of H. Donald Nelson as President increased to $414,209 in 1999 from $371,589 in 1998, representing an increase of approximately 11.5%. Such salary was believed to be at or slightly higher than the median of the range considered to be relevant in the judgment of the Chairman. The range considered to be relevant by the Chairman is based on his informed judgment, using the information provided to him by the Vice President of Human Resources of TDS, as discussed above. The range is not based on any formal analysis nor is there any documentation of the range which the Chairman considers relevant in making his compensation decisions for the President.
Mr. Nelson's final 1999 bonus was $275,000.

    As with the other executive officers, the base salary and compensation decisions for the President are based on all facts and circumstances rather than related to any specific measures of performance. No specific measures of performance are considered determinative in the compensation of the President. Instead, all facts and circumstances are taken into consideration by the Chairman in his executive compensation decisions for the President. Ultimately, it is the informed judgment of the Chairman that determines the salary and bonus for the President, this being based on the total mix of information rather than on any specific measures of performance. With respect to the President's bonus, the Chairman does consider the results of the 1999 Bonus Program and bases the amount of the bonus to a large degree upon the results of U.S. Cellular as measured by the performance objectives set by the 1999 Bonus Program. However, with respect to the President, the relationship of the bonus to such performance measures is not applied mechanically and involves a substantial amount of judgment on the part of the Chairman based on the total mix of information.

    Our performance also bears upon the number of stock options which will become awarded and exercisable with respect to the executive officers. As indicated under the table "Individual Option/SAR Grants in 1999," the named executive officers (including the Chairman) received automatic option grants in 1999 based on the achievement of certain levels of corporate and individual performance for 1998.

    SECTION 162(M) OF THE CODE. Section 162(m) of the Internal Revenue Code generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and the corporation's four most highly compensated officers other than the chief executive officer, subject to certain exceptions. We do not believe that the $1 million deduction limitation should have a material effect on us in the near future. If the $1 million deduction limitation is expected to have a material effect on us in the future, we will consider ways to maximize the deductibility of executive compensation, while retaining the discretion we deem necessary to compensate executive officers in a manner commensurate with their performance and the competitive environment for executive talent.

    The above Executive Officer Compensation Report is submitted by the Chairman of U.S. Cellular, Mr. LeRoy T. Carlson, Jr., and by Mr. Paul-Henri Denuit and Mr. J. Samuel Crowley, the members of the stock option compensation committee.

STOCK PERFORMANCE CHART

    The following chart graphs the performance of the cumulative total return to shareholders (stock price appreciation plus dividends) during the previous five years in comparison to returns of the Standard & Poor's 500 Composite Stock Price Index and a peer group index. The peer group index was constructed specifically for us and includes the following cellular telephone companies:
AllTel Corp., Centennial Cellular CP (Class A), Rural Cellular Corp. (Class A), U.S. Cellular and Western Wireless Corp. (Class A). In calculating the peer group index, the returns of each company in the group have been weighted according to such company's market capitalization at the beginning of the period.

                      COMPARATIVE FIVE-YEAR TOTAL RETURNS*
                       U.S. CELLULAR, S&P 500, PEER GROUP
                     (PERFORMANCE RESULTS THROUGH 12/31/99)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

      U.S. CELLULAR  S&P 500  PEER GROUP
1994        $100.00  $100.00     $100.00
1995        $103.05  $137.58     $101.84
1996         $85.11  $169.17     $101.17
1997         $94.66  $225.60     $130.77
1998        $116.03  $290.08     $186.22
1999        $308.21  $351.12     $399.54

                                                  1994       1995       1996       1997       1998       1999
                                                --------   --------   --------   --------   --------   --------
U.S. Cellular.................................  $100.00    $103.05    $ 85.11    $ 94.66    $116.03    $308.21
S&P 500.......................................  $100.00    $137.58    $169.17    $225.60    $290.08    $351.12
Peer Group....................................  $100.00    $101.84    $101.17    $130.77    $186.22    $399.54

*   Cumulative total return assumes reinvestment of dividends.

    Assumes $100 invested at the close of trading on the last trading day preceding the first day of the fifth preceding fiscal year in our common stock, S&P 500, and Peer Group.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    LeRoy T. Carlson, Jr., President and Chief Executive Officer of TDS, makes annual executive compensation decisions for TDS other than for himself. The stock option compensation committee of TDS makes annual executive compensation decisions for the President of TDS and approves long-term compensation awards for the executive officers of TDS. The TDS stock option compensation committee is comprised of members of the TDS board of directors who are not officers or employees of TDS or any of its subsidiaries and who are not directors of any TDS subsidiaries. LeRoy T. Carlson, Jr., is a member of the board of directors of TDS and U.S. Cellular. LeRoy T. Carlson, Jr. is also the Chairman of U.S. Cellular and, as such, approves annual compensation for executive officers of U.S. Cellular. LeRoy T. Carlson, Jr., is compensated by TDS for his services to TDS and all of its subsidiaries. However, TDS is reimbursed by us for a portion of Mr. Carlson's salary and bonus paid by TDS pursuant to the intercompany agreement described below. See Footnote
(1) to the Summary Compensation Table above. H. Donald Nelson, a director and formerly the President of U.S. Cellular, participated in executive compensation decisions for U.S. Cellular, other than for himself. John E. Rooney, the new President of U.S. Cellular, who is standing for election as a director of U.S. Cellular, will participate in executive compensation decisions for U.S. Cellular, other than for himself. Long-term compensation for our executive officers is approved by our stock option compensation committee, which currently consists of Paul-Henri Denuit and J. Samuel Crowley. Our stock option compensation committee is comprised of members of our board of directors who are not officers or employees of TDS or U.S. Cellular or their subsidiaries.

    LeRoy T. Carlson, Jr. and Walter C. D. Carlson, directors of U.S. Cellular, are trustees and beneficiaries of the voting trust which controls TDS, which controls U.S. Cellular, and LeRoy T. Carlson, a director U.S. Cellular, is a beneficiary of such voting trust. See "Security Ownership of Certain Beneficial Owners and Management." LeRoy T. Carlson, LeRoy T. Carlson, Jr., Walter C. D. Carlson and Sandra L. Helton, directors of U.S. Cellular, are also directors of TDS. See "Election of Directors." We have entered into a number of arrangements and transactions with TDS. Some of these arrangements were established at a time prior to our initial public offering when TDS owned more than 90% of our outstanding capital stock and were not the result of arm's-length negotiations. There can be no assurance that such arrangements will continue or that the terms of such arrangements will not be modified in the future. If additional transactions occur in the future, there can be no assurance that the terms of such future transactions will be favorable to us or will continue to provide us with the same level of support for our financing and other needs as TDS has provided in the past. The principal arrangements that exist between U.S. Cellular and TDS are summarized below.

EXCHANGE AGREEMENT

    U.S. Cellular and TDS are parties to an exchange agreement dated July 1, 1987, as amended as of April 7, 1988.

    COMMON SHARE PURCHASE RIGHTS; POTENTIAL DILUTION. The exchange agreement granted TDS the right to purchase additional Common Shares of U.S. Cellular sold after our initial public offering, to the extent necessary for TDS to maintain its proportionate interest in our Common Shares. For purposes of calculating TDS's proportionate interest in our Common Shares, the Series A Common Shares are treated as if converted into Common Shares. Upon notice to U.S. Cellular, TDS is entitled to subscribe to each issuance in full or in part at its discretion. If TDS decides to waive, in whole or in part, one or more of its purchase opportunities, the number of Common Shares subject to purchase as a result of subsequent issuances will be further reduced.

    If TDS elects to exercise its purchase rights, it is required to pay cash for all Common Shares issued to it by us, unless otherwise agreed. In the case of sales by us of Common Shares for cash, TDS is required to pay the same price per Common Share as the other buyers. In the case of sales for consideration other than cash, TDS is required to pay cash equal to the fair market value of such other consideration as determined by our board of directors. Depending on the price per Common Share paid by TDS upon exercise of these rights, the issuance of Common Shares by us pursuant thereto could have a dilutive effect on our other shareholders. The purchase rights described above are in addition to the preemptive rights granted to TDS as a holder of Series A Common Shares under our restated certificate of incorporation.

    FUNDING OF LICENSE COSTS. Through the date of our initial public offering, TDS had funded or made provisions to fund all the legal, engineering and consulting expenses incurred in connection with the wireline application and settlement process and that portion of the price of cellular interests acquired by purchase that represented the cost of cellular licenses. Pursuant to the exchange agreement, as amended, TDS has agreed to fund as an additional capital contribution, without the issuance of additional stock or the payment of any other consideration to TDS, additional costs associated with the acquisition of the additional cellular interests that we had a right to acquire at the time of the initial public offering. Through December 31, 1999, TDS had funded costs totaling approximately $67.2 million. TDS is obligated under the exchange agreement to make additional capital contributions to us under certain circumstances. Currently TDS has no obligations with respect to additional capital contributions.

    RSA RIGHTS. Under the exchange agreement: (a) TDS retained all its rights to file applications for and obtain the wireline licenses to operate cellular systems in Rural Service Areas ("RSAs"); (b) TDS retained the right to exchange these RSA rights for additional interests in cellular systems in which we have an interest or interests in cellular systems within the same or other Metropolitan Statistical Areas ("MSAs") or in RSAs;

(c) TDS retained the right to acquire telephone, paging or other non-cellular companies with interests in cellular systems; (d) TDS retained the right to acquire interests in RSAs in which we indicated we did not desire to participate; and (e) the rights referred to in (a), (b), (c) and (d) above were to remain the property of TDS unless transferred to us for appropriate consideration.

    RIGHT OF NEGOTIATION. For certain interests, if TDS desires to sell its interest in any RSA, TDS is required to give us the opportunity to negotiate for such interest, subject to TDS being legally able to transfer the interest free of any restrictions on its sale or transfer. If we desire to purchase any interest so offered, TDS is required to negotiate with us concerning the terms and conditions of the transaction, including the price and the method of payment. If we are unable to agree with TDS on the terms and conditions of the transaction during a 60-day negotiation period, TDS would thereafter be under no obligation to offer the interest to us, except if TDS proposed to sell the interest within a year after the end of the negotiation period at a price equal to or lower than our highest written offer during the negotiation period. In such case, we would have the right to purchase the interest at that price.

    CORPORATE OPPORTUNITY ARRANGEMENTS. Our restated certificate of incorporation, as amended, provides that, so long as at least 500,000 Series A Common Shares are outstanding, we may not, without the written consent of TDS, engage in any non-cellular activities. We have been informed that TDS intends to give its consent to the acquisition of any non-cellular interest that is incidental to the acquisition of a cellular interest. However, TDS could impose conditions on any such consent, including a requirement that we resell any non-cellular interest to TDS or that we give TDS the right of first refusal with respect to such sale.

    Our restated certificate of incorporation, as amended, also restricts the circumstances under which we are entitled to claim that an opportunity, transaction, agreement or other arrangement to which TDS, or any person in which TDS has or acquires a financial interest, is or should be our property. In general, so long as at least 500,000 Series A Common Shares are outstanding, we will not be entitled to any such "corporate opportunity" unless it relates solely to the construction of, the ownership of interests in, and/or the management of, cellular telephone systems, and then only if such corporate opportunity did not arise in any way as a result of the rights otherwise retained by TDS. Our restated certificate of incorporation allows us to pursue future opportunities to provide cellular service and design, consulting, engineering and construction management services for cellular telecommunications systems located outside the United States.

TAX ALLOCATION AGREEMENT

    We have entered into a tax allocation agreement with TDS under which we will continue to join in filing consolidated Federal income tax returns with the TDS affiliated group unless TDS requests otherwise. For tax years and periods ended prior to July 1, 1987, TDS reimbursed us for the reduction in the provision for Federal income taxes reflected in TDS's consolidated statements of income resulting from the inclusion of U.S. Cellular and its subsidiaries in the TDS affiliated group. For tax years and periods beginning after June 30, 1987, TDS no longer reimburses us on a current basis for losses or credits used by the TDS affiliated group. Instead, we will be compensated (by an offset to amounts we would otherwise be required to reimburse TDS for Federal income taxes) for TDS's use of tax benefits at such time as we could utilize such benefits as a stand-alone entity. After all loss and credit carryforwards have been utilized or their statutory periods have expired, we will be required to reimburse TDS for Federal income taxes paid by the TDS affiliated group in an amount equal to the greater of our Federal income tax liability, calculated as if we were a separate affiliated group, or the tax calculated using the average tax rate (before taking into account tax credits) of the TDS affiliated group. Any deficiency in tax thereafter proposed by the IRS for any consolidated return year that involves income, deductions or credits of U.S. Cellular or its subsidiaries, and any claim for refund of tax for any consolidated return year that involves such items, will be contested or prosecuted at the sole discretion of TDS and at our expense. To the extent that any deficiency in tax or refund of tax is finally determined to be attributable to the income, deductions or credits of U.S. Cellular, such deficiency or refund will be payable by or to us.

    If we cease to be a member of the TDS affiliated group, and for a subsequent year U.S. Cellular or its subsidiaries are required to pay a greater amount of Federal income tax than they would have paid if they had not been members of the TDS group after June 30, 1987, TDS will reimburse us for the excess amount of tax, without interest. In determining the amount of reimbursement, any profits or losses from new business activities acquired by us or our subsidiaries after we leave the TDS group will be disregarded. No reimbursement will be required if at any time in the future U.S. Cellular becomes a member of another affiliated group in which U.S. Cellular is not the common parent or fewer than 500,000 Series A Common Shares are outstanding. In addition, reimbursement will not be required on account of the income of any subsidiary of U.S. Cellular if more than 50% of the voting power of such subsidiary is held by a person or group other than a person or group owning more than 50% of the voting power of TDS. Rules similar to those described above will be applied to any state or local franchise or income tax liabilities to which TDS and U.S. Cellular and its subsidiaries are subject and which are required to be determined on a unitary, combined or consolidated basis.

CASH MANAGEMENT AGREEMENT

    From time to time we deposit our excess cash with TDS for investment under TDS's cash management program pursuant to the terms of a cash management agreement. Such deposits are available to us on demand and bear interest each month at the 30-day commercial paper rate reported in THE WALL STREET JOURNAL on the last business day of the preceding month plus 1/4%, or such higher rate as TDS may in its discretion offer on such demand deposits. We may elect to place funds for a longer period than on demand in which event, if such funds are placed with TDS, they will bear interest at the commercial paper rate for investments of similar maturity plus 1/4%, or at such higher rate as TDS may in its discretion offer on such investments.

INTERCOMPANY AGREEMENT

    In order to provide for certain transactions and relationships between the parties, U.S. Cellular and TDS have agreed under an intercompany agreement, among other things, as follows:

    SERVICES. U.S. Cellular and TDS make available to each other from time to time services relating to operations, marketing, human resources, accounting, customer services, customer billing, finance, and general administration, among others. Unless otherwise provided by written agreement, services provided by TDS or any of its subsidiaries are charged and paid for in conformity with the customary practices of TDS for charging TDS's non-telephone company subsidiaries. Payments by us to TDS for such services totaled $42.7 million in 1999. For services provided to TDS, we receive payment for the salaries of its employees and agents assigned to render such services (plus 40% of the cost of such salaries in respect of overhead) for the time spent rendering such services, plus out-of-pocket expenses. Payments by TDS to us for such services were nominal in 1999.

    EQUIPMENT AND MATERIALS. We purchase materials and equipment from TDS and its subsidiaries on the same basis as materials and equipment are purchased by any TDS affiliate from another TDS affiliate. Purchases by us from TDS affiliates totaled $4.9 million in 1999.

    ACCOUNTANTS AND LEGAL COUNSEL. We have agreed to engage the firm of independent public accountants selected by TDS for purposes of auditing our financial statements, including the financial statements of our direct and indirect subsidiaries, and providing tax, data processing and all other accounting services and advice. We have also agreed that, in any case where legal counsel is to be engaged to represent the parties for any purpose, TDS has the right to select the counsel to be engaged, which may be the same counsel selected to represent TDS unless such counsel deems there to be a conflict. If we use the same counsel as TDS, each of us and TDS is responsible for the portion of the fees and expenses of such counsel determined by such counsel to be allocable to each.

    INDEMNIFICATION. We have agreed to indemnify TDS against certain losses, claims, damages or liabilities, including those arising out of: (1) the conduct of our business (except where the loss, claim, damage or liability arises principally from TDS's gross negligence or willful misconduct); and (2) any inaccurate representation or breach of warranty under the Intercompany Agreement. TDS will similarly indemnify us with respect to: (1) the conduct by TDS of its non-cellular businesses before July 1, 1987 (except where the loss, claim, damage or liability arises principally from U.S. Cellular's gross negligence or willful misconduct); and (2) any inaccurate representation or breach of warranty under the intercompany agreement.

    DISPOSAL OF COMPANY SECURITIES. TDS will not dispose of any of our securities held by it if such disposition would result in the loss of any license or other authorization held by us and such loss would have a material adverse effect on us.

    TRANSFER OF ASSETS. Without the prior written consent of TDS, we may not transfer (by sale, merger or otherwise) more than 15% of its consolidated assets unless the transferee agrees to become subject to the Intercompany Agreement.

REGISTRATION RIGHTS AGREEMENT; OTHER SALES OF COMMON SHARES

    Under a registration rights agreement, we have agreed, upon the request of TDS, to file one or more registration statements under the Securities Act of 1933 or take other appropriate action under the laws of foreign jurisdictions in order to permit TDS to offer and sell, domestically or abroad, any of our debt or equity securities that TDS may hold at any time. TDS will pay all costs relating thereto and any underwriting discounts and commissions relating to any such offering, except that we will pay the fees of any counsel, accountants, trustees, transfer agents or other agents retained by U.S. Cellular in connection therewith. TDS has the right to select the counsel we retain to assist it to fulfill any of its obligations under the registration rights agreement.

    There is no limitation on the number or frequency of the occasions on which TDS may exercise its registration rights, except that we will not be required to comply with any registration request unless, in the case of a class of equity securities, the request involves at least the lesser of 1,000,000 shares or 1% of the total number of shares of such class then outstanding, or, in the case of a class of debt securities, the principal amount of debt securities covered by the request is at least $5,000,000. We have also granted TDS the right to include its securities in certain registration statements covering offerings by us and will pay all costs of such offerings other than incremental costs attributable to the inclusion of our securities owned by TDS in such registration statements.

    We will indemnify TDS and its officers, directors and controlling persons against certain liabilities arising under the laws of any country in respect of any registration or other offering covered by the registration rights agreement. We have the right to require TDS to delay any exercise by TDS of its rights to require registration and other actions for a period of up to 90 days if, in our judgment, any offering by us then being conducted or about to be conducted would be materially adversely affected. TDS has further agreed that it will not include any of our securities in any registration statement filed by us which, in the judgment of the managing underwriters, would materially adversely affect any offering by us. The rights of TDS under the registration rights agreement are transferable to non-affiliates of TDS.

INSURANCE COST SHARING AGREEMENT

    Pursuant to an insurance cost sharing agreement, we and our officers, directors and employees are afforded coverage under certain insurance policies purchased by TDS. A portion of the premiums payable under each such policy is allocated by TDS to us on the same basis as premiums were allocated before the insurance cost sharing agreement was entered into, if the policies are the same as or similar to the policies in effect before the insurance cost sharing agreement was entered into, or on such other reasonable basis as TDS may select from time to time. If TDS decides to change the allocation of premiums at any time, TDS will consult with us before the change is made, but the decision as to whether to make the change will be in the reasonable discretion of TDS. We believe that the amounts payable by us under the insurance cost sharing agreement are generally more favorable than the premiums we would pay if it were to obtain coverage under separate policies.

EMPLOYEE BENEFIT PLANS AGREEMENT

    Under an employee benefit plans agreement, our employees participate in the TDS tax-deferred savings plan. We reimburse TDS for the costs associated with such participation. In addition, we have agreed to reimburse TDS for certain costs incurred by TDS in connection with the issuance of stock under the TDS employee stock purchase plans to our employees.

OTHER ARRANGEMENTS

    Walter C. D. Carlson, a director of U.S. Cellular and TDS, Michael G. Hron, the General Counsel and an Assistant Secretary of U.S. Cellular and TDS and the Secretary or an Assistant Secretary of certain subsidiaries of TDS, William S. DeCarlo, an Assistant Secretary of TDS and certain subsidiaries of TDS, and Stephen P. Fitzell and Sherry S. Treston, each an Assistant Secretary of U.S. Cellular and certain other subsidiaries of TDS, are partners of Sidley & Austin, the principal law firm of U.S. Cellular, TDS and their subsidiaries. Walter C.
D. Carlson is also a trustee and beneficiary of the voting trust which controls TDS.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    On February 29, 2000, there were outstanding 54,693,422 Common Shares, par value $1.00 per share (excluding 165,000 shares held by U.S. Cellular and 22,534 shares held by a subsidiary), and 33,005,877 Series A Common Shares, par value $1.00 per share, representing a total of 87,699,299 shares of common stock. As of February 29, 2000, no shares of our Preferred Stock, par value $1.00 per share, were outstanding. Each holder of outstanding Common Shares is entitled to one vote for each Common Share held in such holder's name with respect to all matters on which the holders of Common Shares are entitled to vote at the annual meeting. The holder of Series A Common Shares is entitled to elect 75% of the directors and is entitled to ten votes for each Series A Common Share held in such holder's name with respect to all other matters on which the holder of Series A Common Shares is entitled to vote. Accordingly, the voting power of the Series A Common Shares with respect to matters other than the election of directors was 330,058,770 votes, and the total voting power of all outstanding shares of capital stock was 384,752,192 as of February 29, 2000.

SECURITY OWNERSHIP OF U.S. CELLULAR BY CERTAIN BENEFICIAL OWNERS

    The following table sets forth, as of February 29, 2000, or the latest practicable date, information regarding the persons who beneficially own more than 5% of any class of our voting securities. The nature of beneficial ownership in this table is sole voting and investment power, except as otherwise set forth in the footnotes.

                                                                                      PERCENT OF
                                                                                      SHARES OF    PERCENT OF
                                                            SHARES OF    PERCENT OF     COMMON       VOTING
SHAREHOLDER'S NAME AND ADDRESS       TITLE OF CLASS        CLASS OWNED     CLASS        STOCK        POWER
------------------------------  -------------------------  -----------   ----------   ----------   ----------
Telephone and Data Systems,
  Inc.
30 North LaSalle Street         Common Shares              37,782,826       69.1%        43.1%         9.8%
Chicago, Illinois 60603....     Series A Common Shares(1)  33,005,877      100.0%        37.6%        85.8%

AXA Financial, Inc.(2)
1290 Avenue of the Americas
New York, New York 10104...     Common Shares               2,854,533        5.2%         3.3%            *

----------
*   Less than 1%.

(1) The Series A Common Shares are convertible on a share-for-share basis into Common Shares.

(2) Based on the most recent Schedule 13G (Amendment No. 9) filed with the SEC. Includes shares held by the following affiliates: The Equitable Life Assurance Society of the United States--903,800 shares; AXA Rosenberg
    (USA)--6,300 shares; Alliance Capital Management, L.P.--1,938,430 shares; and Donaldson, Lufkin & Jenrette Securities Corporation--6,003 shares. In such Schedule 13G, AXA reported sole voting power with respect to 1,635,038 shares, shared voting power with respect to 1,209,700 shares, sole dispositive power with respect to 2,848,233 shares and shared dispositive power with respect to 6,300 shares. AXA Assurances I.A.R.D. Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle and AXA, corporations organized under the laws of France, are affiliates of AXA Financial, Inc.

SECURITY OWNERSHIP OF U.S. CELLULAR BY MANAGEMENT

    Several of our officers and directors indirectly hold substantial ownership interests in U.S. Cellular by virtue of their ownership of the capital stock of TDS. See "Beneficial Ownership of TDS by Directors and Executive Officers of U.S. Cellular" below. In addition, the following executive officers and directors and all officers and directors as a group beneficially owned the following number of our Common Shares as of February 29, 2000 or the latest practicable date:

                                                    AMOUNT AND                 PERCENT OF
                                                    NATURE OF                  SHARES OF
                                                    BENEFICIAL    PERCENT OF     COMMON      PERCENT OF
NAME                               TITLE OF CLASS  OWNERSHIP(1)     CLASS        STOCK      VOTING POWER
----                               --------------  ------------   ----------   ----------   ------------
LeRoy T. Carlson, Jr.,
 Sandra L. Helton,
 C. Theodore Herbert,
 Peter L. Sereda
 and Michael G. Hron(2)..........  Common Shares     111,599            *            *            *

LeRoy T. Carlson.................  Common Shares       1,243            *            *            *

LeRoy T. Carlson, Jr.............  --                     --           --           --           --

H. Donald Nelson(3)(9)...........  Common Shares      66,789            *            *            *

Walter C. D. Carlson.............  Common Shares       1,178            *            *            *

Sandra L. Helton.................  --                     --           --           --           --

Kenneth R. Meyers(4)(9)..........  Common Shares      34,291            *            *            *

Paul-Henri Denuit(5).............  --                     --           --           --           --

J. Samuel Crowley................  --                     --           --           --           --

Joyce V. Gab Kneeland (6)(9).....  Common Shares      56,356            *            *            *

Richard W. Goehring(7)(9)........  Common Shares      30,301            *            *            *

All directors and executive
 officers as a group (24
 persons)(8)(9)..................  Common Shares     442,076            *            *            *

------------

*   Less than 1%.

(1) The nature of beneficial ownership is sole voting and investment power unless otherwise specified.

(2) Represents Common Shares acquired through company-match contributions by the persons named as members of the investment management committee of the TDS tax deferred savings trust. Does not include 187,594 Common Shares acquired by such trust with employee contributions for which voting and investment power is passed through to plan participants. Such members of the investment management committee disclaim beneficial ownership of all such shares except for shares held for their individual benefit in such trust.

(3) Includes 10,200 Common Shares subject to options or SARs which are currently exercisable or exercisable within 60 days. Also includes shares of restricted stock which are subject to future vesting.

(4) Includes 5,760 Common Shares subject to options or SARs which are currently exercisable or exercisable within 60 days. Also includes shares of restricted stock which are subject to future vesting. Also includes 1,000 Common Shares which are held by a trust for which Mr. Meyers is a trustee. Mr. Meyers disclaims beneficial ownership of such shares.

(5) Does not include 2,279,583 Common Shares beneficially owned by Coditel S.A. and its affiliates. Paul-Henri Denuit is managing director of Coditel and Chairman of its Board of Directors, but disclaims beneficial ownership with respect to such shares.

(6) Includes 25,037 Common Shares subject to options or SARs which are currently exercisable or exercisable within 60 days. Also includes shares of restricted stock which are subject to future vesting.

(7) Includes 5,760 Common Shares subject to options or SARs which are currently exercisable or exercisable within 60 days. Also includes shares of restricted stock which are subject to future vesting.

(8) Includes 148,752 Common Shares subject to options or SARs which are currently exercisable or exercisable within 60 days. Also includes shares of restricted stock which are subject to future vesting.

(9) Includes shares as to which voting and/or investment power is shared.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder require our directors and officers, and persons who are deemed to own more than ten percent of our Common Shares, to file certain reports with the SEC with respect to their beneficial ownership of our Common Shares. The reporting persons are also required to furnish us with copies of all such reports they file.

    Based on a review of copies of such reports furnished to us by such reporting persons and written representations by our directors and officers, we believe that all filing requirements under Section 16 of the Securities Exchange Act applicable to such reporting persons during and with respect to 1999 were complied with on a timely basis, except as follows: (1) John T. Quille filed a Form 4 on January 28, 2000 that was due by January 10, 2000; (2) J. Russell Williams filed a Form 4 on May 19, 1999 that was due by March 10, 1999; and
(3) Gregory J. Wilkinson filed a Form 3 on January 11, 2000 that was due on December 27, 1999.

DESCRIPTION OF TDS SECURITIES

    The authorized capital stock of TDS includes Common Shares, $.01 par value (the "TDS Common Shares"), Series A Common Shares, $.01 par value, (the "TDS Series A Shares") and Preferred Shares, $.01 par value (the "TDS Preferred Shares"). As of February 29, 2000, 54,197,342 TDS Common Shares (excluding Common Shares held by TDS and a subsidiary of TDS), 6,958,391 TDS Series A Shares and 88,057 TDS Preferred Shares were outstanding.

    The TDS Series A Shares have ten votes per share, and TDS Common Shares and TDS Preferred Shares have one vote per share. The holders of TDS Series A Shares, TDS Common Shares and TDS Preferred Shares vote as a single group, except with respect to matters as to which the Delaware General Corporate Law grants class voting rights and with respect to the election of directors. With respect to the election of directors, the holders of TDS Common Shares and the TDS Preferred Shares issued before October 31, 1981, voting as a group, are entitled to elect 25% of our board of directors of TDS, rounded up to the nearest whole number, plus one director, and the holders of TDS Series A Shares and TDS Preferred Shares issued after October 31, 1981, voting as a group, are entitled to elect the remaining members of the board of directors of TDS.

BENEFICIAL OWNERSHIP OF TDS BY DIRECTORS AND EXECUTIVE OFFICERS OF U.S. CELLULAR

    The following table sets forth the number of TDS Common Shares and TDS Series A Shares beneficially owned by each director of U.S. Cellular, by each executive officer named in the Summary Compensation Table and by all directors and executive officers of U.S. Cellular as a group as of February 29, 2000 or the latest practicable date.

                                                                           PERCENT OF
                                                  AMOUNT AND               SHARES OF       PERCENT
   NAME OF INDIVIDUAL OR                          NATURE OF     PERCENT       TDS          OF TDS
           NUMBER                 TITLE OF        BENEFICIAL     OF TDS      COMMON        VOTING
    OF PERSONS IN GROUP           TDS CLASS      OWNERSHIP(1)    CLASS       STOCK        POWER(2)
----------------------------  -----------------  ------------   --------   ----------   -------------
LeRoy T. Carlson, Jr.,
  Walter C. D. Carlson,
  Letitia G. C. Carlson
  and Donald C.
  Nebergall(3)..............  TDS Series A        6,359,808       91.4%       10.4%         51.3%
                              Shares

LeRoy T. Carlson, Jr.,
  Sandra L. Helton,
  C. Theodore Herbert,
  Peter L. Sereda
  and Michael G. Hron(4)....  TDS Common Shares       1,008          *           *             *
                              TDS Series A          146,576        2.1           *           1.2
                                Shares

LeRoy T. Carlson, Jr.,
  Sandra L. Helton,
  C. Theodore Herbert,
  Peter L. Sereda
  and Michael G. Hron(5)....  TDS Common Shares     106,665          *           *             *

LeRoy T. Carlson(6).........  TDS Common Shares     131,581          *           *             *
                              TDS Series A           52,001          *           *             *
                                Shares

LeRoy T. Carlson, Jr.(7)....  TDS Common Shares     191,893          *           *             *
                              TDS Series A           16,988          *           *             *
                                Shares

Walter C. D. Carlson(8).....  TDS Common Shares         105          *           *             *
                              TDS Series A              833          *           *             *
                                Shares

Sandra L. Helton(9).........  TDS Common Shares      27,032          *           *             *

Kenneth R. Meyers(10).......  TDS Common Shares         801          *           *             *

Paul-Henri Denuit...........  --                         --         --          --            --

H. Donald Nelson(10)........  TDS Common Shares       8,258          *           *             *

J. Samuel Crowley...........  --                         --         --          --            --

Joyce V. Gab Kneeland(10)...  TDS Common Shares       1,992          *           *             *

Richard W. Goehring(10).....  TDS Common Shares       7,078          *           *             *

All directors and executive
  officers as a group (24
  persons)(10)(11)..........  TDS Common Shares     513,240          *           *             *
                              TDS Series A        6,576,206       94.5%       10.8%         53.1%
                                Shares

------------

*   Less than 1%

(1) The nature of beneficial ownership for shares in this column is sole voting and investment power, except as otherwise set forth in these footnotes.

(2) Represents voting power in matters other than the election of directors.

(3) The shares of TDS listed are held by the persons named as trustees under a voting trust which expires June 30, 2009, created to facilitate long-standing relationships among the trust certificate holders. Under the terms of the voting trust, the trustees hold and vote the TDS Series A Shares of TDS held in the trust. If the voting trust were terminated, the following persons would each be deemed to own beneficially over 5% of the outstanding TDS Series A Shares: Margaret D. Carlson (wife of LeRoy T. Carlson), LeRoy T. Carlson, Jr., Walter C. D. Carlson, Prudence E. Carlson, Letitia G. C. Carlson (children of LeRoy T. Carlson and Margaret D. Carlson), and Donald C. Nebergall, as trustee under certain trusts for the benefit of the heirs of LeRoy T. and Margaret D. Carlson and an educational institution.

(4) Voting and investment control is shared by the persons named as members of the investment management committee of the TDS employees' pension trust and the wireless companies' pension plan. Such members disclaim beneficial ownership of such shares, which are held for the benefit of plan participants.

(5) Includes only shares acquired with Company contributions for the benefit of plan participants, for which voting and investment control is shared by the persons named as members of the investment management committee of the TDS tax-deferred savings plan. Does not include 148,515 shares acquired by such plan with employee contributions for which voting and investment control is passed through to plan participants. The members of the investment management committee disclaim beneficial ownership of such shares, except for shares held in such plan for their benefit.

(6) Includes 125,008 TDS Common Shares that Mr. LeRoy T. Carlson may purchase pursuant to stock options which are currently exercisable or exercisable within 60 days, and 52,001 TDS Series A Shares held by Mr. Carlson's wife. Beneficial ownership is disclaimed as to the shares held by Mr. Carlson's wife. Does not include 224,394 TDS Series A Shares held for the benefit of Mr. LeRoy T. Carlson, 632,558 TDS Series A Shares held for the benefit of Mr. Carlson's wife or 51,046 TDS Series A Shares held for the benefit of certain grandchildren of Mr. Carlson (an aggregate of 907,998 shares, or 13.0% of class) in the voting trust described in footnote (3) above. Beneficial ownership is disclaimed as to TDS Series A Shares held for the benefit of his wife and grandchildren in such voting trust.

(7) Includes 176,767 TDS Common Shares that Mr. LeRoy T. Carlson, Jr. may purchase pursuant to stock options which are currently exercisable or exercisable within 60 days. Does not include 1,077,533 TDS Series A Shares (15.5% of class) held in the voting trust referred to in footnote
    (3) above, of which 1,036,982 shares are held for the benefit of Mr. LeRoy
    T. Carlson, Jr. Beneficial ownership is disclaimed with respect to an aggregate of 40,551 TDS Series A Shares held for the benefit of his wife, his children and others in such voting trust.

(8) Does not include 1,102,274 TDS Series A Shares (15.8% of class) held in the voting trust referred to in footnote (3) above, of which 1,068,345 shares are held for the benefit of Mr. Walter C. D. Carlson. Beneficial ownership is disclaimed with respect to an aggregate of 33,929 TDS Series A Shares held for the benefit of his wife and children in such voting trust.

(9) Includes 24,000 TDS Common Shares that Ms. Helton may purchase pursuant to stock options which are currently exercisable or exercisable within 60 days, plus 2,000 shares of restricted stock subject to future vesting.

(10) Includes shares held as to which voting and/or investment power is shared through joint ownership or otherwise.

(11) Includes 325,775 shares subject to stock options exercisable on February 29, 2000 or within 60 days thereof.

SECURITY OWNERSHIP OF TDS BY CERTAIN BENEFICIAL OWNERS

    In addition to the persons listed under "Beneficial Ownership of TDS by Directors and Executive Officers of U.S. Cellular," the following table sets forth, as of February 29, 2000, or the latest practicable date, information regarding the persons who own beneficially more than 5% of any class of the voting securities of TDS. The nature of beneficial ownership in this table is sole voting and investment power, except as otherwise set forth in the footnotes.

                                                                            PERCENT OF
                                                                            SHARES OF
                                                    SHARES OF    PERCENT      COMMON      PERCENT OF
SHAREHOLDER'S NAME AND ADDRESS   TITLE OF CLASS    CLASS OWNED   OF CLASS     STOCK      VOTING POWER
------------------------------  -----------------  -----------   --------   ----------   ------------
Gabelli Funds, Inc.(1)          TDS Common Shares
One Corporate Center
Rye, New York 10580...........                      6,343,525     11.7%        10.4%         5.1%

Franklin Mutual Advisers        TDS Common Shares
  LLC(2)
51 John F. Kennedy Parkway
Short Hills, New Jersey
  07078.......................                      4,951,675      9.1%         8.1%         4.0%

AXA Financial, Inc.(3)          TDS Common Shares
1290 Avenue of the Americas
New York, New York 10104......                      3,191,837      5.9%         5.2%         2.6%

Marlene Click                   TDS Preferred
Dayton, Ohio 45458............  Shares                 11,417     12.6%          N/A            *

Adelene M. Lewis                TDS Preferred
London, Kentucky 40741........  Shares                 12,000     13.3%          N/A            *

Edward A. Mattingly             TDS Preferred
London, Kentucky 40744........  Shares                  7,000      7.8%          N/A            *

Ronnie C. Stewart               TDS Preferred
Hyden, Kentucky 41749.........  Shares                  5,000      5.6%          N/A            *

------------

*   Less than 1%

(1) Based upon a Schedule 13D (Amendment No. 8) filed with the SEC. Includes shares held by the following affiliates: Gabelli Funds, LLC--2,232,300 shares; ALCE Partners, L.P.--1,000 shares; GAMCO Investors, Inc.--4,079,425 shares; Gemini Capital Management Ltd.--16,000 shares; Gabelli Global Partners L.P.--3,245 shares; Gabelli Global Partners Ltd.--1,755 shares; Mario J. Gabelli--2,500 shares; and other--7,300 shares. In such
    Schedule 13D filing, such group has reported sole voting power with respect to 6,213,725 shares and sole dispositive power with respect to 6,343,525 shares.

(2) Based on the most recent Schedule 13G filed with the SEC (Amendment No. 2). Such Schedule 13G reports that Franklin Mutual Advisers, Inc. exercised sole voting and investment power with respect to all such shares. Such
    Schedule 13G is also filed on behalf of Franklin Resources, Inc., the parent holding company of Franklin Mutual Advisers, LLC, and by Charles B. Johnson and Rupert H. Johnson, Jr., principal shareholders of such parent holding company.

(3) Based on the most recent Schedule 13G (Amendment No. 14) filed with the SEC. Includes shares held by the following affiliates: The Equitable Life Assurance Society of the United States--820,700 shares; AXA Rosenburg
    (USA)--78,000 shares; Alliance Capital Management, L.P.--2,263,156 shares; Wood, Struthers & Winthrop Management Corp.--27,400 shares; and Donaldson Lufkin & Jenrette Securities Corporation--2,581 shares. In such
    Schedule 13G, AXA reported sole voting power with respect to 1,796,990 shares, shared voting power with respect to 1,320,900 shares, sole dispositive power with respect to 3,113,256 shares and shared dispositive power with respect to 78,581 shares. This Schedule 13G is also filed on behalf of AXA Courtage Assurance Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, and AXA, corporations organized under the laws of France, and affiliates of AXA Financial, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    See "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

    Proposals of shareholders intended for inclusion in our proxy statement and form of proxy relating to the 2001 annual meeting of shareholders must be received by us at our principal executive offices not later than December 19, 2000.

    Proposals by shareholders intended to be presented at the 2001 annual meeting of shareholders must be received by us at our principal executive offices not earlier than December 19, 2000 and not later than January 18, 2001 for consideration at the 2001 annual meeting of shareholders. Since this period will expire at least 45 days prior to the date of the proxy statement for the 2001 annual meeting (assuming the normal mailing and meeting schedule), the proxy solicited by the Board of Directors will confer discretionary authority to vote on any matter that may properly come before such meeting or any adjournment thereof. However, if the date of the 2001 annual meeting of shareholders is changed by more than 30 calendar days from the date of the 2000 annual meeting of shareholders, a shareholder proposal must be received by us not later than the close of business on the tenth day following the date of public notice of the date of the 2001 annual meeting of shareholders.

                                    GENERAL

    Your proxy is being solicited by our board of directors and its agents and the cost of solicitation will be paid by U.S. Cellular. Our officers, directors and regular employees, acting on our behalf, may also solicit proxies by telephone, facsimile transmission or personal interview. We will, at our expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares of record by such persons. We retained Georgeson Shareholder Communications Inc. to aid in solicitation of proxies for a fee of $3,000, plus out-of-pocket expenses.

    WE WILL FURNISH YOU WITHOUT CHARGE A COPY OF OUR REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, UPON WRITTEN REQUEST, AND WILL PROVIDE COPIES OF THE EXHIBITS TO THE REPORT UPON PAYMENT OF A REASONABLE FEE THAT WILL NOT EXCEED OUR REASONABLE EXPENSES INCURRED IN CONNECTION THEREWITH. REQUESTS FOR SUCH MATERIALS SHOULD BE DIRECTED TO UNITED STATES CELLULAR CORPORATION, 8410 WEST BRYN MAWR AVENUE, SUITE 700, CHICAGO, ILLINOIS 60631, ATTENTION: EXTERNAL REPORTING DEPARTMENT, TELEPHONE: (773) 399-8900.

                                 OTHER BUSINESS

    It is not anticipated that any action will be asked of the shareholders other than that set forth above, but if other matters are properly brought before the annual meeting, the persons named in the proxy will vote in accordance with their best judgment.

                                       By order of the board of directors

                                       [SIGNATURE]

                                       GREGORY J. WILKINSON
                                       VICE PRESIDENT AND SECRETARY

                          YOU ARE URGED TO SIGN, DATE
                         AND MAIL YOUR PROXY PROMPTLY.

PROXY                                                                     PROXY

                 PROXY FOR COMMON SHARES SOLICITED ON BEHALF OF
      THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF THE SHAREHOLDERS OF
                       UNITED STATES CELLULAR CORPORATION
                           TO BE HELD ON MAY 17, 2000

      The undersigned hereby appoints LeRoy T. Carlson, Jr., with power of substitution, attorney and proxy for and in the name and place of the undersigned, to vote the number of Common Shares that the undersigned would be entitled to vote if then personally present at the 2000 Annual Meeting of the Shareholders of United States Cellular Corporation, to be held on Wednesday, May 17, 2000, or at any adjournment thereof, as set forth in the accompanying Notice of Annual Meeting and Proxy Statement, receipt of which is hereby acknowledged, as designated on the reverse side hereof.

PROXIES ARE BEING SOLICITED FROM HOLDERS OF COMMON SHARES ONLY WITH RESPECT TO PROPOSAL 2. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE HEREOF. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 2.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                     TRIANGLE FOLD AND DETACH HERE TRIANGLE

           Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card printed above, tear at the perforation, and mail the card in the enclosed postage paid envelope addressed to United States Cellular Corporation, c/o Harris Trust and Savings Bank.

                       UNITED STATES CELLULAR CORPORATION
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY /X/

[                                                                              ]

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

1. Election of Directors - (Not Applicable - No      3. In accordance with their
                            directors are being         discretion, to vote upon
                            elected by the holders      all other matters that
                            of Common Shares at the     may properly come before
                            2000 Annual Meeting)        said Annual Meeting and
                                                        any adjournment thereof,
                                                        including matters
                                 FOR  AGAINST ABSTAIN   incidental to the
2. Ratify Accountants for 2000   / /    / /    / /      conduct of the meeting.


                                                        Dated:            , 2000
                                                             -------------

                                                        Please Sign Here

                                                        -----------------------

                                                        -----------------------
                                                        NOTE: Please date this
                                                        proxy and sign it
                                                        exactly as your name
                                                        or names appear. All
                                                        joint owners of shares
                                                        should sign. State full
                                                        title when signing as
                                                        executor, administrator,
                                                        trustee, guardian,
                                                        etc. Please return
                                                        signed proxy in
                                                        the enclosed envelope.


                     TRIANGLE FOLD AND DETACH HERE TRIANGLE

     Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented. Accordingly, please complete and sign the proxy card printed above, tear at the perforation, and mail the card in the enclosed postage paid envelope addressed to United States Cellular Corporation, c/o Harris Trust and Savings Bank.